UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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devon

Devon Energy

Notice of 2014 Annual Meeting of Stockholders and Proxy Statement

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Wednesday, June, 2014 at 8:00 a.m., local time

Devon Energy Center Auditorium

333 W. Sheridan Avenue, Oklahoma City, Oklahoma

LETTER TO STOCKHOLDERS

Dear Fellow Devon Stockholders,

You are invited to attend the 2014 Annual Meeting of Stockholders of Devon Energy Corporation to be held at 8:00 a.m. Central Time on Wednesday, June 4, 2014, in the Devon Energy Center Auditorium located at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma.

2013 was a significant year for Devon as the Company embarked on a number of strategic initiatives to serve its stockholders, both today and over the long term. In November, Devon announced the acquisition of GeoSouthern Energy’s assets in the Eagle Ford oil field. The wells drilled in the acquired acreage are consistently yielding some of the highest initial production rates and estimated ultimate recoveries in the entire play. The GeoSouthern transaction closed on February 28, 2014.

Also in 2013, Devon announced the strategic combination of its U.S. midstream assets with Crosstex to form EnLink Midstream. EnLink Midstream consists of two publicly traded entities: a master limited partnership, EnLink Midstream Partners, LP, and a publicly traded general partner entity, EnLink Midstream, LLC. This transaction closed on March 7, 2014 and the common units of both EnLink Midstream Partners, LP and EnLink Midstream, LLC began trading on March 10, 2014, on the New York Stock Exchange under the symbols “ENLK” and “ENLC”, respectively.

These transactions provide a platform for Devon to achieve attractive high-margin growth in 2014 and for many years to come.

The 2014 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. During the Annual Meeting we will also present a report on Devon’s operations during 2013.

It is important that your shares be represented and voted at the meeting. I urge you to submit your proxy using the Internet or telephone or by completing and mailing your Proxy Card in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

J. Larry Nichols

Executive Chairman of the Board

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DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (local time) on Wednesday, June 4, 2014

Place	Devon Energy Center Auditorium 333 W. Sheridan Avenue Oklahoma City, Oklahoma

Items of Business

•    Elect ten directors for a term of one year;

•    Approve, in an advisory vote, executive compensation;

•    Ratify the appointment of the independent auditors for 2014;

•    Consider and vote upon the stockholder proposals set forth in this Proxy Statement, if presented; and

•    Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 7, 2014 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the ten days prior to the meeting at our offices and at the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:

•    Internet;

•    telephone; or

•    mail

For specific information, please refer to the section entitled “Information About the Annual Meeting” beginning on page 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2014:

Our 2014 Proxy Materials, including the 2014 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013, are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman

Vice President Corporate Governance

and Corporate Secretary

Oklahoma City, Oklahoma

April 22, 2014

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete 2014 Proxy Statement and Annual Report before you vote.

2014 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

June 4, 2014, 8:00 a.m. (central time)

Place:

Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma

Record Date:

April 7, 2014

Voting:

•	Internet
•	telephone; or
•	mail

CORPORATE GOVERNANCE

  Corporate Governance Highlights

•	Annual Election of All Directors

•	Majority Voting and a Director Resignation Policy in Uncontested Elections

•	Stockholder Right to Call a Special Meeting

•	Independent Lead Director

•	80% of Directors Are Independent
•	All Current Directors Then Serving Attended 2013 Annual Meeting of Stockholders

•	Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting

•	Director Stock Ownership Guidelines

•	Board Participation in Succession Planning

STOCKHOLDER ENGAGEMENT

We conduct investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to our stockholders. After considering feedback from our investors over the course of the past year, the Board (i) adopted an amendment to the Company’s Bylaws to implement a majority vote standard for director elections, with a plurality vote standard retained for contested elections, (ii) adopted a clawback policy that allows for the recoupment of compensation in the event of a financial restatement, and (iii) increased the rigor of performance targets used for Executive compensation.

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PROXY STATEMENT SUMMARY (cont’d)

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals	Board’s Recommendation	Page
Agenda Item 1: Election of Directors	FOR each of the nominees	8
Agenda Item 2: Approve, in an Advisory Vote, Executive Compensation	FOR	31
Agenda Item 3: Ratification of Independent Auditors for 2014	FOR	74
Agenda Item 4: Stockholder Proposal for a Report on Plans to Address Climate Change	AGAINST	75
Agenda Item 5: Stockholder Proposal for a Report Disclosing Lobbying Policy and Activity	AGAINST	82
Agenda Item 6: Stockholder Proposal for a Report on Lobbying Activities Related to Energy Policy and Climate Change	AGAINST	85

EXECUTIVE COMPENSATION PROGRAMS

  Our Executive Compensation Programs Include the Following Factors

•	Long-Term Incentive Stock Awards are Performance-Based

•	Quantitative Process Utilized for Performance Cash Bonus Awards

•	Realizable Pay Opportunities are Tied to Company Performance

•	Stock Ownership Requirements

Say-on-Pay Vote and Response to Stockholder Feedback

At the Company’s 2013 Annual Meeting, 62% of the Company’s stockholders voted to approve the Company’s executive compensation for 2012. As with prior years, Company management engaged in discussions with many stockholders on a variety of topics during 2013, including executive compensation and its tie to Company performance. In response to stockholders feedback and the Compensation Committee’s independent evaluation of the Company’s compensation practices, the Committee in 2013 made further changes to the Company’s executive compensation program, which are detailed below.

  Key Changes to Compensation Program in 2013

•	Additional disclosure on weightings assigned to performance measures and the bonus process

•	Changes to the bonus determination process that we expect will qualify bonuses as performance-based compensation for tax purposes
•	Adoption of a policy for recovery of Compensation in the event of financial restatement (a clawback policy)

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PROXY STATEMENT SUMMARY (cont’d)

2013 Company Performance and Pay Alignment

The Company posted a 2013 total stockholder return (TSR) of almost 21%, but fell just short of our goal of ranking in the top half of our peer group for TSR for the year. In 2013, Devon made great strides in delivering improved performance on key performance metrics that we believe will lead to improved TSR over the long term; on most metrics, the Company’s performance results for 2013 were materially better than for 2012. Additionally, the Company’s entrance into two significant business transactions in 2013 greatly strengthen Devon’s opportunities to grow margins and increase cash flows as soon as 2014.

Through its quantitative performance cash bonus process, the Compensation Committee awarded performance cash bonuses at target levels for the named executive officers (other than Mr. Agosta), largely due to the Company’s improved performance and strategic repositioning. The Committee granted long-term incentives (also referred to as “LTI”) to the same group of officers in order to incent the achievement of future goals. Messrs. Richels and Smette were awarded LTI at approximately the same level as the prior year whereas Mr. Hager received an increase due to his promotion and corresponding increase in responsibilities. In addition, Messrs. Richels, Hager and Smette were awarded salary increases ranging from 3% to 5%. As compared to the prior year, Mr. Vaughn received significant increases in salary and LTI in recognition of his increased responsibilities.

Please see the Compensation Discussion and Analysis section beginning on page 32 of this Proxy Statement for a detailed description of our executive compensation.

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INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 4, 2014 at 8:00 a.m. Central Time. We are sending this Proxy Statement to our stockholders on or about April 22, 2014.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation.

What are the Board of Directors’ voting recommendations?

•	For the election of the ten Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the approval, on an advisory basis, of executive compensation;

•	For the ratification of the appointment of our independent auditors for 2014; and

•	Against the stockholder proposals set forth in this Proxy Statement, if presented.

Who is entitled to vote?

Stockholders as of the close of business on April 7, 2014 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 407,752,953 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or
•

dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 3, 2014; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 3, 2014; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of a Notice to certain stockholders, including those who have previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 1, 2014, the shares credited to your account will not be voted.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Whatconstitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, in an uncontested election, the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the nominee for director is required for election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

With respect to other matters, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting;

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	consider neither abstentions nor broker non-votes in determining results of plurality votes.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or corporatesecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2014. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board of Directors has nominated ten directors for election at the Annual Meeting. The Directors will hold office from election until the next Annual Meeting and until their respective successors are duly elected and qualified or appointed, or until the earliest of their death, resignation or removal. All of the nominees are currently Devon directors who were elected by stockholders at the 2013 Annual Meeting, except for Barbara M. Baumann and John E. Bethancourt, who were appointed by the Board of Directors effective in January 2014.

Within each nominee’s biography below, we have highlighted certain notable skills and qualifications that contributed to his or her selection as a member of our Board of Directors.

We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote “FOR” the election of the following directors.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Director Nominees

Experience and Qualifications

Barbara M. Baumann is a former BP Amoco executive who currently serves as president and owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Baumann was executive vice president of Associated Energy Managers, a private equity firm investing in small energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including chief financial officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and vice president of Amoco’s San Juan Basin business unit. She brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional. Ms. Baumann was recommended as a nominee to the Board by a non-management director.

Education

Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Other Boards and Appointments

Ms. Baumann is a director of SM Energy Company where she chairs the Compensation Committee and serves on the Executive Committee. She is also a director of UNS Energy Corporation where she serves on the Audit, Finance and Compensation Committees. Ms. Baumann is also an independent trustee of Putnam Investments, Inc., and previously served on the board of CVR Energy Corporation Inc. She is a director of privately held Cody Resources Management, LLC.

Barbara M. Baumann Director since 2014 Age 58 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John E. Bethancourt is a retired Chevron executive. He most recently served as executive vice president for technology and services where he was responsible for overseeing Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Mr. Bethancourt began his career in 1974 with Getty Oil Company and joined Texaco Inc. in 1984 when the two companies merged. During his career with Texaco and later Chevron, Mr. Bethancourt served in various executive leadership roles overseeing business development, worldwide production operations and human resources. He brings to the Board his extensive knowledge of the energy industry and his experience as an accomplished leader and business professional. Mr. Bethancourt was recommended as a nominee to the Board by a third-party search firm.

Education

Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Other Boards and Appointments

Mr. Bethancourt serves on the board of trustees of the Texas A&M Foundation and is a past director of both the Society of Petroleum Engineers and the National Action Council for Minorities in Engineering, Inc.

John E. Bethancourt Director since 2014 Age 62 Committees: • Compensation • Governance • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert H. Henry is a legal and foreign relations scholar, public servant and leader. He has served as the President and Chief Executive Officer of Oklahoma City University since 2010. Mr. Henry brings to the Board his experience and knowledge of the law, which enable him to provide valuable insights in the areas of governance and public policy.

Mr. Henry has had a distinguished career in public service. In 1994, President Bill Clinton appointed Mr. Henry to the United States Court of Appeals for the Tenth Circuit, where he served until June 2010, most recently as Chief Judge. Mr. Henry was elected and re-elected Attorney General of the State of Oklahoma from 1986 to 1991. He served in the Oklahoma House of Representatives from 1976 to 1986 where he was principal author of the 1986 Oklahoma General Corporation Act that moved Oklahoma law to the Delaware corporate law model.

Mr. Henry was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry also taught at the University of Oklahoma Honors College (Oxford Program), the University of Oklahoma College of Law, and Oklahoma Baptist University (Business Law) and served as Distinguished Judge in Residence at the University of Tulsa College of Law.

Education

Mr. Henry received his bachelor’s degree and Juris Doctorate from the University of Oklahoma. He received an honorary degree of Doctor of Humane letters from the University of Tulsa and an honorary degree of Doctor of Laws from Oklahoma City University.

Other Boards and Appointments

Mr. Henry is a director of LSB Industries, Inc. and serves on the Nominating and Corporate Governance Committee. He is a life member of the National Conference of Commissioners on Uniform State Laws, and a member of the Council on Foreign Relations, the American Law Institute, and the William J. Holloway, Jr. American Inn of Court, Master of the Court. While a federal judge, Mr. Henry served as Chair of the Committee on International Relations of the Judicial Conference of the United States. He is a life and founding member of the Tenth Judicial Circuit’s Historical Society. Mr. Henry serves on the Board of Directors of the VERA Institute of Justice in New York and the Oklahoma Medical Research Foundation.

Robert H. Henry Director since 2010 Age 61 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John A. Hill is a senior advisor on private equity investments and government policy liaison. He is a founder, the Vice Chairman and a Managing Director of First Reserve Corporation, an oil and gas investment management company formed in 1983. Mr. Hill brings to the Board his extensive knowledge of investment management and more than 35 years of experience investing in the oil and gas business.

Prior to founding First Reserve Corporation, Mr. Hill held executive positions in investment banking and investment management with several firms in New York. He co-founded Meridien Capital Company, a private equity firm. From 1976 to 1981, he served as senior vice president of F. Eberstadt & Co., Inc., an investment banking, research and institutional brokerage firm, and as president and chief executive officer of Eberstadt Asset Management. He was founding chairman of the board of Eberstadt Energy Fund. Prior to 1976, Mr. Hill spent seven years in the U.S. Federal Government, first as Deputy Associate Director of the Office of Management and Budget and subsequently as Deputy Administrator of the Federal Energy Administration during the Ford administration.

Education

Mr. Hill received a bachelor’s degree in economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. He received an honorary Doctor of Philosophy degree from Bethel College.

Other Boards and Appointments

Mr. Hill has been a member of the Board of Trustees of the Putnam Funds in Boston since 1985 and currently serves on Putnam’s Audit Committee. He served as the Independent Chairman of Putnam from 2000 to 2011. Mr. Hill is Chairman of the Board of Trustees of Sarah Lawrence College and a member of the Advisory Board of the Millstein Center for Global Markets and Corporate Ownership at Columbia Law School.

John A. Hill Director since 2000 Age 72 Lead Director Committees: • Chair, Compensation

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Michael Kanovsky is a Professional Engineer and has been involved with investment banking and oil and gas businesses for over 40 years. He has been President of Sky Energy Corporation since 1993. Mr. Kanovsky brings to the Board an extensive knowledge of the energy industry and finance, with a wealth of experience with Canadian assets and areas of operation.

In 1997, Mr. Kanovsky founded Bonavista Energy Corporation, which has grown to a present day market capitalization of approximately $3 billion. In 1978, he co-founded Canadian Northstar Corporation and its successor, Northstar Energy Corporation, where he was primarily responsible for strategic development, finance and acquisitions until its acquisition by Devon Energy Corporation in 1998. Mr. Kanovsky has also held other executive positions, including chief executive officer of Arrowstar Drilling and vice president of corporate finance, Western Canada, for a large Canadian investment dealer.

Education

Mr. Kanovsky received a bachelor’s degree in mechanical engineering from Queen’s University as well as a master’s degree in business administration from the Richard Ivey School of Business at Western University.

Other Boards and Appointments

Mr. Kanovsky has been a director of Bonavista Petroleum Ltd. since 1997 and serves as its Lead Director as well as a member of its Compensation, Reserves and Audit Committees. He has been a director of Pure Technologies Ltd. since 2003 and serves as its Lead Director and on its Audit and Governance Committees. Mr. Kanovsky has also been a director of TransAlta Corporation since 2004 and chairs its Governance and Environment Committee.

Mr. Kanovsky served on the boards of ARC Resources Ltd. from 1996 until 2012 and Argosy Energy from 2008 until 2011. He also served as Chairman of the Board of Taro Industries and Vice Chairman of Precision Drilling, Inc. He co-founded PowerLink Corporation, an electrical cogeneration company and former subsidiary of Northstar Energy Corporation, and served as its Senior Executive Board Chairman.

Michael M. Kanovsky Director since 1999 Age 65 Committees: • Chair, Reserves • Audit

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert A. Mosbacher, Jr. is an accomplished business leader with more than 30 years in the energy industry. He is Chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company. Mr. Mosbacher brings to the Board his extensive background in the energy industry and his leadership skills, which contributed to the development of the global marketplace.

In 2005, Mr. Mosbacher was appointed by President George W. Bush to the position of president and chief executive officer of the Overseas Private Investment Corporation, an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He served in that capacity until 2009. From 1986 to 2005, he served as president and chief executive officer of Mosbacher Energy Company. He was also vice chairman of Mosbacher Power Group, an independent electric power developer, from 1995 to 2003. Mr. Mosbacher had a distinguished public service career that included serving as chairman of the board of the Texas Department of Human Services and as a staff member in the office of Senator Howard Baker of Tennessee.

Education

Mr. Mosbacher received a bachelor’s degree in political science from Georgetown University and a Juris Doctorate degree from Southern Methodist University.

Other Boards and Appointments

Mr. Mosbacher has been a director of Calpine Corporation since 2009 and currently serves on Calpine’s Nominating and Governance Committee and Compensation Committee. As noted above, he is Chairman of Mosbacher Energy Company. In addition, Mr. Mosbacher is Chairman of the Board of Global Communities and the Initiative for Global Development and serves on the Board of the Americas Society. Mr. Mosbacher previously served as a member of Devon’s Board from 1999 until 2005.

Robert A. Mosbacher, Jr. Director since 2009 Age 62 Committees: • Chair, Governance • Compensation

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

J. Larry Nichols is the Executive Chairman of Devon’s Board. Mr. Nichols and his father, John Nichols, founded Devon in 1971. His leadership and commitment have been seminal factors in the Company’s development and growth and vital to the energy industry in general. Mr. Nichols brings to the Board his knowledge and experience as a founder of the Company and a proven leader for more than 40 years.

Mr. Nichols served as the Company’s president from 1976 until 2003 and as chief executive officer from 1980 to 2010. He has served on the Board since the Company’s inception and became board chair in 2000. At the end of 2012, Mr. Nichols retired as an employee of the Company, but he continues in the role of Executive Chairman of the Board.

Prior to founding Devon in 1971, Mr. Nichols served as law clerk to Chief Justice Earl Warren and Justice Tom Clark of the United States Supreme Court. He also worked in the United States Department of Justice’s Office of Legal Counsel under Assistant Attorney General William Rehnquist, who later became the Chief Justice of the United States Supreme Court.

Education

Mr. Nichols received a bachelor’s degree in Geology from Princeton University and a Juris Doctorate degree from the University of Michigan Law School.

Other Boards and Appointments

Mr. Nichols has been a director of Baker Hughes Inc. since 2001 and currently serves as its Lead Director, as Chairman of its Governance and Health, Safety and Environmental Committee, and as a member of the Audit Committee. He has also been a director of Sonic Corp. since 2007 and serves as Chairman of its Nominating and Governance Committee and on its Audit Committee.

Mr. Nichols is on the Executive Committee and the Board of Directors of the American Petroleum Institute Inc. and the National Association of Manufacturers. He is on the Executive Committee and Board of Directors of the American Natural Gas Association. He is also a member of the Independent Petroleum Association of America and the National Petroleum Council. Mr. Nichols also served on the Board of Governors of the American Stock Exchange. He has been inducted into the Oklahoma Hall of Fame.

J. Larry Nichols Director since 1971 Age 71 Executive Chairman

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Duane C. Radtke has over 40 years of experience in management, engineering and business development in the energy industry. Mr. Radtke has been President and Chief Executive Officer of Valiant Exploration LLC since 2008. Mr. Radtke brings to the Board extensive knowledge of the energy business, including experience with the Company’s assets and operations.

Mr. Radtke served as the chief executive officer and president of Dominion Exploration and Production, a subsidiary of Dominion Resources, Inc., from 2001 to 2007. During that period, he also served as executive vice president of Consolidated Natural Gas Company, a subsidiary of Dominion Resources Inc. Prior to his tenure with Dominion Resources, Inc., Mr. Radtke was an executive with Santa Fe Snyder where he served in various capacities, including executive vice president of production. Following Santa Fe Snyder’s acquisition by Devon in 2000, Mr. Radtke served as president of the Company’s international division until joining Dominion.

Education

Mr. Radtke holds a bachelor’s degree in mining engineering from the University of Wisconsin.

Other Boards and Appointments

Since 2007, Mr. Radtke has served on the Board of Sabine Oil & Gas LLC, (formerly NFR Energy LLC) and serves as its Non-Executive Chairman, as Chairman of its Audit Committee and as a member of its Compensation Committee. Mr. Radtke has been a director of Kris Energy Ltd. since 2010 and serves on the Compensation, Audit and Governance Committees. He served as a director of Smith International, Inc. from 2009 until 2010, at which time Smith merged with Schlumberger Limited. Mr. Radtke also served as Chairman of the American Exploration and Production Council and as a Director of Consolidated Natural Gas Company.

Duane C. Radtke Director since 2010 Age 65 Committees: • Compensation • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Mary P. Ricciardello is a licensed Certified Public Accountant and a financial executive with over 30 years of experience in the energy industry. She brings to the Board her qualifications as a financial expert and her extensive experience in the energy industry, corporate finance and tax matters.

In 2002, Ms. Ricciardello retired after a 20-year career with Reliant Energy Inc., a leading independent power producer and marketer. She served in various financial management positions with the company, including comptroller, vice president and most recently senior vice president and chief accounting officer.

Education

Ms. Ricciardello holds a bachelor’s degree in business administration from the University of South Dakota and a master’s degree in business administration with an emphasis in finance from the University of Houston.

Other Boards and Appointments

Ms. Ricciardello is currently a director of Noble Corporation and Midstates Petroleum Company, Inc. For each company, she is the designated financial expert, serves as the Audit Committee chairperson and is a member of the Nominating & Governance Committee. Ms. Ricciardello serves on the boards of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK) and serves on their audit committees. Devon owns 70 percent of ENLC and 53 percent of ENLK. She also serves on the Board of the National Association of Corporate Directors Houston Chapter. From 2003 to 2010, Ms. Ricciardello was a director, the Audit Committee chairperson and a member of the Nominating & Governance Committee for US Concrete. Ms. Ricciardello is an editorial advisor for the Journal of Accountancy.

Mary P. Ricciardello Director since 2007 Age 58 Committees: • Chair, Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John Richels is an accomplished business leader with 35 years of experience in the oil and gas industry and legal profession. He has been the Company’s President since 2004 and Chief Executive Officer since 2010. Mr. Richels brings to the Board an extensive knowledge of the energy industry, including his experience with the Company’s assets and operations.

Mr. Richels joined Devon in 1998 when the Company acquired Northstar Energy Corporation, where he held the office of executive vice president and chief financial officer. After the acquisition, he served as senior vice president of Devon and president and chief executive officer of Devon’s Canadian subsidiary.

Prior to joining Northstar, Mr. Richels was managing partner, chief operating partner and a member of the executive committee of the Canadian-based national law firm Bennett Jones. He joined Bennett Jones in 1978 practicing in the mergers and acquisitions, securities and corporate law areas, primarily in the oil and gas sector. During his legal career, Mr. Richels also served, on loan from Bennett Jones, as an officer of the XV Olympic Winter Games Organizing Committee in Calgary.

Education

Mr. Richels received a bachelor’s degree in economics from York University. He also received a Law degree from the University of Windsor.

Other Boards and Appointments

Mr. Richels is currently a director of BOK Financial Corporation and serves on the Audit Committee. He is also a director of TransCanada Corporation and serves on the Governance and Human Resources Committees.

He is past chairman of the Oklahoma City National Memorial and past president of the Oklahoma City Philharmonic and the Petroleum Club of Oklahoma City. He is a member of the executive committee and board of directors of the Greater Oklahoma City Chamber of Commerce and serves on the boards of trustees of the Oklahoma City National Memorial, Oklahoma City University and SSM Health Care of Oklahoma. Mr. Richels also serves as a director and is a member of the executive committee of the American Exploration and Production Council and the Independent Petroleum Association of America and is a member of the University of Oklahoma’s International Programs Center’s Board of Visitors. He also served as Vice-Chairman of the board of governors of the Canadian Association of Petroleum Producers.

John Richels Director since 2007 Age 63

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met seven times in 2013. All Directors attended 75% or more of the total meetings of the Board of Directors and the respective Committees on which they served. We require a majority of our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2013 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO); and

•	Anti-Corruption Policy and Procedure.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Responsibility Report and information on our Environmental, Health and Safety Initiatives.

Practices for Considering Diversity

The Charter of the Governance Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then current composition of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

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CORPORATE GOVERNANCE (cont’d)

Committees

The Board of Directors has four standing Committees: Audit, Compensation, Governance and Reserves. The Charters for these Committees are available on the Company’s website www.devonenergy.com. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2013:

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CORPORATE GOVERNANCE (cont’d)

[1]	Chairman

[2]	Audit Committee financial expert

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CORPORATE GOVERNANCE (cont’d)

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who meets the New York Stock Exchange (NYSE) definition of independence, as determined by the Board. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors and each person who served as a Director during 2013, with the exception of our Executive Chairman, J. Larry Nichols, and our President and CEO, John Richels, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and the standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry, the Board has considered the charitable contributions made by Devon to Oklahoma City University (OCU) in recent years. While these charitable contributions do not affect Mr. Henry’s independence status, disclosure of the contributions are provided herein. Consistent with the Company’s practice of making contributions to other major universities in Oklahoma, in 2011, 2012 and 2013, the Company made charitable contributions to OCU of $157,500, $125,000 and $625,750, respectively.

Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which Mr. Richels and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In 2013, the Lead Director presided over four executive sessions of the Board.

John A. Hill has served as our Lead Director since June 2010 and will serve in that position until a successor is named by the Board.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing Committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit, Governance, Compensation and Reserves Committees have been delegated certain risk oversight responsibilities.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chairman of the Board and CEO.

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CORPORATE GOVERNANCE (cont’d)

Separate individuals currently serve as Chairman and CEO of the Company. J. Larry Nichols, who retired as an employee of the Company effective December 31, 2012, serves as Executive Chairman of the Board. The Board believes that Mr. Nichols’ knowledge and experience as a founder and proven leader of the Company for more than 40 years blends well with the skills and attributes of the Company’s CEO, John Richels. The current structure fosters consensus building and tactical execution of a Board-approved vision and strategy at the top levels of the Company, which we believe promotes long-term stockholder value. Although the Board believes this structure is in the Company’s best interest at the present time, the Board may combine these positions in the future should circumstances change.

The Company’s Corporate Governance Guidelines provide that at any time the CEO holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director. These positions are currently held by different individuals; however, the Chairman is not independent and the Board has appointed John Hill to serve as Lead Director.

Director Communication

Any stockholder or other interested party may contact any of our Non-Management Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to the Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee was comprised of three independent Non-Management Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

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CORPORATE GOVERNANCE (cont’d)

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules.

Mr. Nichols’ son-in-law is employed by the Company as an attorney. His total 2013 taxable compensation, including salary, bonus and stock grants was approximately $200,000, which was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Nichols was not involved in the evaluation of his son-in-law’s performance and his son-in-law’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

Director Compensation for the Year Ended December 31, 2013

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also employees receive no Director compensation. The following table shows compensation for the following Non-Management Directors for 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation[3]	Total ($)
Robert H. Henry	106,000	230,015	0	0	336,015
John A. Hill	113,000	230,015	0	0	343,015
Michael M. Kanovsky	111,000	230,015	0	0	341,015
Robert A. Mosbacher, Jr.	114,000	230,015	0	0	344,015
J. Larry Nichols	281,000	630,007	0	48,219	959,226
Duane C. Radtke	96,000	230,015	0	0	326,015
Mary P. Ricciardello	119,000	230,015	0	0	349,015

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 5, 2013, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 3—Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, our Non-Management Directors held the following unvested stock awards: Mr. Henry—7,061; Mr. Hill—7,061; Mr. Kanovsky—7,061; Mr. Mosbacher—7,061; Mr. Nichols—60,578; Mr. Radtke—7,061; and, Ms. Ricciardello –7,061.

[2]

No option awards were made to Non-Management Directors in 2013. As of December 31, 2013, our Non-Management Directors held the following outstanding and unexercised option awards: Mr. Henry—9,000; Mr. Hill—21,000; Mr. Kanovsky—21,000; Mr. Mosbacher—12,000; Mr. Nichols—895,560 Mr. Radtke—9,000; and, Ms. Ricciardello—18,000.

[3]

The dollar amount reported represents the aggregate incremental cost to the Company for personal use of aircraft. The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

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CORPORATE GOVERNANCE (cont’d)

Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for Non-Management Directors in effect during 2013:

Type of Fee	Amount
Annual Retainer to Executive Chairman of the Board	$270,000
Annual Board Retainer to Non-Chairman Directors	$70,000
Additional Annual Retainer to Chairman of Audit Committee	$15,000
Additional Annual Retainer to the Chairmen of Compensation, Governance and Reserves Committees	$10,000
Additional Annual Retainer for Lead Director	$10,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board or Committee Meeting attended in person	$2,000
Fee for each Board or Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Annual Equity Awards

As set forth in the Total Director Compensation Table above, on June 4, 2013 our Executive Chairman was granted a restricted stock award (RSA) having a value of $630,000 and our other Non-Management Directors were granted RSAs having a value of $230,000 under our 2009 Long-Term Incentive Plan (as amended and restated, the “LTIP”). Stock awards to Non-Management Directors are granted immediately following each Annual Meeting. These RSA shares will vest 100% on the first anniversary of the date of grant subject to the Director’s continued service to the Company. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of our common stock.

Changes to Director Compensation

Effective January 1, 2014, the Board, on the recommendation of the Governance Committee and in consultation with the Committee’s independent compensation consultant based on a study of peers and market trends increased the annual retainer for the Lead Director to $25,000.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee operates under a written Charter approved by the Board of Directors. The Governance Committee Charter may be viewed at www.devonenergy.com. The Governance Committee is currently comprised of five independent Directors.

The Governance Committee is responsible for nominating qualified candidates to serve on the Board of Directors and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2015 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Pursuant to our Bylaws, stockholders may recommend a director nominee by delivering a timely notice to our Corporate Secretary at the address above. Such a recommendation must be received between February 4, 2015 and March 6, 2015 in order to be considered timely. The stockholder’s notice must contain:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or beneficial owner;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2015 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2014 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

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GOVERNANCE COMMITTEE REPORT (cont’d)

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 73rd birthday of a Director;

•	ownership of Devon common stock equal to five times the Director’s annual retainer divided by the average daily closing price of the Company’s common stock for the prior year;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•

“majority voting,” which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee receives a greater number of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a Director, officer or employee of a competitor of the Company; and

•

notification to the Executive Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public, private or non-profit company or any assignment to the audit or compensation committees of the board of any public, private or non-profit company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It periodically undertakes a corporate governance self-assessment, consisting of a thorough review of the Company’s corporate governance practices. The Governance Committee reviews the Company’s practices and best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that fully addresses the interests of the Company’s stakeholders. The Governance Committee from time to time recommends enhanced corporate governance standards to the Board. The corporate governance standards that have been approved by the Board are reflected in:

•	the Corporate Governance Guidelines;

•	the Charters for each of the Board’s Committees;

•	the Code of Business Conduct and Ethics for all Directors, officers and employees; and

•	the Code of Ethics for the CEO, CFO and CAO.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain its position at the forefront of corporate governance best practices.

Robert A. Mosbacher, Jr., Chairman

Barbara M. Baumann

John E. Bethancourt

Robert H. Henry

Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. Mary P. Ricciardello currently serves on the audit committees of more than three public companies. Devon owns a majority interest in two of those companies, EnLink Midstream, LLC and EnLink Midstream Partners, LP. For purposes of complying with the listing standards of the NYSE, the Board has determined that Ms. Ricciardello’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality, and the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2013, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•

discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with governance;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

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AUDIT COMMITTEE REPORT (cont’d)

Independent Auditors’ Fees

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2013 and December 31, 2012, the following fees were paid to KPMG LLP:

	2013	2012
Audit fees	$3,438,000	$3,680,000
Audit related fees	1,352,000	310,000
Tax fees	214,000	157,000
All other fees	342,000	—
	$5,346,000	$4,147,000

Audit fees included services for the audits of the financial statements and the effective operation of our internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of certain affiliates and subsidiaries, including audit fees related to the formation of EnLink Midstream, LLC. Tax fees consisted of tax compliance and tax consulting fees. Other fees relate to a review of information technology sourcing initiatives.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2013 and 2012 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that has been filed with the SEC. The Audit Committee has approved KPMG LLP as the Company’s independent auditors for the year ending December 31, 2014.

Mary P. Ricciardello, Chairman

Barbara M. Baumann

Robert H. Henry

Michael M. Kanovsky

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of three independent Directors and operates under a charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, bitumen, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2013, the Reserves Committee:

•	approved Deloitte LLP and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2013;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board has approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that has been filed with the SEC.

Michael M. Kanovsky, Chairman

John E. Bethancourt

Duane C. Radtke

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AGENDA ITEM 2.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2014 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it did last year, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

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Introduction

In this Compensation Discussion and Analysis (“CD&A”), we outline our compensation philosophy and describe the material components of our executive compensation practices and programs for the following “named executive officers,” whose compensation is set forth in the 2013 Summary Compensation Table (“SCT”) and other compensation tables contained in this proxy statement:

Executive	Position
John Richels	President and Chief Executive Officer
Jeffrey A. Agosta	Executive Vice President and Chief Financial Officer
David A. Hager	Chief Operating Officer
Darryl G. Smette	Executive Vice President, Marketing, Midstream and Supply Chain
Tony D. Vaughn	Executive Vice President, Exploration and Production

This CD&A also summarizes the compensation decisions the Compensation Committee (Committee) made under these programs and the factors the Committee considered in making those decisions.

The compensation objectives, practices, and programs discussed in this CD&A also apply to the three Executive Vice Presidents of the Company who were not named executive officers in 2013. In this CD&A, the term “executive officers” refers to the group that includes both the named executive officers and the other Executive Vice Presidents.

During 2013, Mr. Hager was promoted from Executive Vice President, Exploration and Production to Chief Operating Officer. In his new role, Mr. Hager is responsible for all of the Company’s operations, which includes Exploration and Production and Marketing, Midstream and Supply Chain, as well as Investor Relations, Human Resources, and Administrative Services. With Mr. Hager’s promotion, Mr. Vaughn became the Company’s Executive Vice President, Exploration and Production. Prior to his promotion, Mr. Vaughn was not an executive officer. Mr. Agosta left the Company in January 2014.

Executive Summary

2013 Company Performance and Pay Alignment

Since 2010, the Company has taken significant steps to transition its assets to a liquids-rich, higher margin, onshore North America production base. During much of this period, the Company’s total stockholder return (“TSR”) ranked below the median TSR of our peer group comprised of oil and gas exploration and production companies. The Company posted a 2013 TSR of almost 21%, but fell just short of its goal of ranking in the top half of its peer group for TSR for the year. In 2013, Devon made great strides in delivering improved performance on key performance metrics that we believe will lead to improved TSR over the long term; on most metrics, the Company’s performance results for 2013 were materially better than for 2012. Additionally, the Company’s entrance into two significant business transactions in 2013 greatly strengthen Devon’s opportunities to grow margins and increase cash flows as soon as 2014.

Through its quantitative performance cash bonus process, the Committee awarded performance cash bonuses at target levels for the named executive officers (other than Mr. Agosta), largely due to the Company’s improved performance and strategic repositioning. The Committee granted long-term incentives (also referred to as “LTI”) to the same group of officers in order to incent the achievement of future goals. Messrs. Richels and Smette were awarded LTI at approximately the same level as the prior year whereas Mr. Hager received an increase of approximately $1,000,000 due to his promotion and corresponding increase in responsibilities. In addition, Messrs. Richels, Hager and Smette were

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awarded salary increases ranging from 3% to 5%. As compared to the prior year, Mr. Vaughn received significant increases in salary and LTI in recognition of his increased responsibilities.

Compensation Philosophy and Objectives

Our goal is to be the premier independent oil and natural gas company in North America and to provide our stockholders with top-tier returns over the long-term. To achieve this, we strive to optimize our capital investments to maximize growth in cash flow, earnings, production, and reserves, all on a per debt-adjusted share basis. Performance on these measures, particularly cash flow, has a high correlation to changes in share price over the medium and long term on a per debt-adjusted share basis. To excel on these measures, the Company must exercise capital discipline, maintain a strong balance sheet, invest in oil and gas properties with strong full-cycle returns, balance our production and resource mix between oil, natural gas liquids and natural gas, maintain a low overall cost structure, and establish an appropriate balance between resource capture and resource development.

This operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, the Company’s executive compensation program is designed to strike a balance between the near-term and the long-term by providing executive officers annual performance cash bonuses and LTI awards tied to prospective Company performance. Properly allocating these compensation elements is critical in motivating executive officers to carry out our operating strategy. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

The objectives of our compensation program are to:

•	attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen, and background to lead a large and diversified oil and gas business;

•	motivate and reward executives to drive and achieve our goal of increasing stockholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	track and respond to developments such as the tightening in the labor market or changes in competitive pay practices.

The primary components of our executive compensation program consist of long-term equity incentive awards, the opportunity to receive an annual performance cash bonus, and base salary. We generally target each component, as well as the aggregate of the components, at approximately the 50th percentile of market compensation comparables within a group of industry peer companies. Individual compensation levels may vary from these targets based on performance, expertise, experience, or other factors unique to the individual or the Company. We also provide retirement and other benefits typical for our peer group.

Say-on-Pay Vote and Response to Stockholder Feedback

At the Company’s 2013 Annual Meeting, 62% of the Company’s stockholders voted to approve the Company’s executive compensation for 2012. As with prior years, Company management engaged in discussions with many stockholders on a variety of topics during 2013, including executive compensation and its tie to Company performance. Many stockholders were pleased with the Committee’s compensation program and expressed no desire for future modifications. A limited

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number of stockholders offered some suggestions. In response to this feedback and its independent evaluation of the Company’s compensation practices, the Committee in 2013 made further changes to the Company’s executive compensation program, which are detailed below.

Key Changes to Compensation Program in 2013

Views Expressed by Certain Stockholders	Changes to Compensation Practices in 2013	See Page(s)
Some stockholders desired more information about the annual cash bonus decision and the weighting of the measures involved.	This CD&A provides additional details on the specific weightings assigned to the performance measures and discloses further information about the bonus process.	39
Annual cash bonuses appeared to some to be discretionary based on their inclusion in the “Bonus” column of the Company’s SCT.

Annual performance cash bonuses are not discretionary; rather, they are determined through a quantitative process. Based on this process and stockholder approval of the 2012 Incentive Compensation Plan, the Company expects that bonuses will qualify as performance-based compensation and, consequently, reports the bonuses in a “Non-Equity Incentive Compensation” column of the Company’s SCT in this Proxy Statement.

		38-40, 51
Pay disparity between the President and CEO and the next highest paid executive officer was considered by some to indicate a lack of succession planning.	As indicated in this and past years’ proxy statements, the Company has a purposeful succession planning process. On an annual basis, the Committee and the Board of Directors review the succession planning process and progress. In 2013, the Board named Mr. Hager as Chief Operating Officer of the Company. This promotion led to an increase in his duties and responsibilities with the Company and a corresponding increase in his overall compensation.	49
The Company did not articulate a clawback policy in the last CD&A.	The Board, at the Committee’s recommendation, adopted a clawback policy. Existing Company compensation plans, such as the 2012 Incentive Compensation Plan and the 2009 Long-Term Incentive Plan (as amended and restated), already provide that awards are subject to recoupment.	51
Some stockholders indicated a preference that superior relative performance be required for target-level payout under performance share units.	For awards granted at the Committee’s January 2014 meeting, the payout scale has been adjusted to require superior relative TSR in order to yield a payout at target level. In addition, other adjustments have been made to the payout scale to reduce payouts under certain scenarios. These changes result in a payout scale that is among the most rigorous in the industry.	42

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With these and the other recent changes the Committee has made, the Committee oversees a compensation program with the following key features:

What We Do:	What We Don’t Do:

• Award Performance-Based LTI – Since December 2011, the Company has delivered LTI in the form of performance share units tied to TSR (50%) and performance restricted stock tied to a financial metric (50%). No stock options have been awarded over this period.

• Utilize a Quantitative Process for Performance Cash Bonuses – The Committee establishes Company performance measures and goals at the beginning of the performance year that are assigned individual weightings. In considering bonus awards for the year, the Committee scores the Company’s performance on each measure in arriving at an overall weighted score that determines the amount of any bonuses.

• Tie Realizable Pay Opportunities to Company Performance – The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance , which has resulted in pay that varies based on Company performance. See, for example, the section titled “Effect of Company Performance on President and CEO Realizable Pay” on page XX below, which reflects that the President and CEO’s realizable pay is significantly lower than target due, in large part, to the Company’s TSR performance.

• Require Stock Ownership by Executive Officers – Board-adopted guidelines establish robust minimum stock ownership levels for our executive officers.

• Provide for Clawback of Compensation - The Committee may require reimbursement or forfeiture of all or a portion of any performance cash bonus or LTI in the event the Company is required to restate financial statements.

• Enter into Egregious Employment Contracts – The Company does not enter into contracts containing multi-year guarantees for salary increases, non-performance based bonuses or equity compensation.

• Provide Tax Gross-Ups – Employment agreements with executive officers do not include tax gross-up payment obligations in the event of a change in control of the Company.

• Provide Excessive Severance and/or Change in Control Provisions – Provisions do not require cash payments exceeding three times base salary plus target/average/last paid bonus; No liberal change in control definition in individual contracts or equity plans that could result in payments to executives without an actual change in control or job loss occurring.

• Allow Speculation on Our Company’s Stock – Company policy prohibits our executives from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

• Reprice or Replace Underwater Options – The Company does not reprice or replace underwater stock options.

• Permit Abusive Perquisites Practices - Perquisites made available to our executives are limited.

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Compensation Decisions for 2013

Overview of Pay Decisions

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Since executive officers have the greatest influence over our results, a significant portion of their overall compensation consists of performance cash bonuses and long-term incentive awards that vary based on performance. This practice is consistent with norms in the oil and gas industry. As illustrated below, compensation decisions made by the Committee at its January 2014 meeting resulted in awards heavily weighted in favor of components subject to performance-related variability with cash bonuses and LTI representing approximately 88% of the estimated value of total direct compensation awarded to our President and CEO and approximately 82% for all other named executive officers (excluding the Company’s former CFO).

[1]	This chart omits Mr. Agosta. He left the Company prior to the Committee’s January 2014 meeting and was not awarded any LTI.

Each year, the Committee refers to the following factors in considering any compensation decisions for the named executive officers:

•	Company performance in relation to goals pre-approved by the Committee and Board of Directors, including the Company’s TSR performance as compared to peers;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	our compensation philosophy;

•	confidential interviews individually conducted with each executive officer;

•	input from the Compensation Consultant (defined below);

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations (as applicable).

With specific compensation elements, the Committee may supplement its analysis with reference to other factors.

Base Salary

A competitive base salary is vital to ensure that we employ executives who have a combination of business acumen, significant industry experience, and longevity with the Company. In order to

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attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers in similar positions at peer companies. Competitive base salaries coupled with a weighting of our overall compensation package toward pay that varies based on performance allows us to compete effectively.

In addition to the factors the Committee generally considers with any compensation decisions, the Committee took the following factors into account at its January 2014 meeting when evaluating whether to adjust the salaries of named executive officers:

•	the scope of responsibility, experience, and tenure of each named executive officer, and the development plans for, and potential to take on greater or different responsibilities of, the officer;

•	the relative pay for different officers within the Company; and

•	the officer’s length of time in his current position without a salary increase;

Based on the foregoing, the Committee determined that salary increases were warranted due to the progress in the Company’s performance and, for certain named executive officers, the likelihood that their salaries would fall behind the market target of the 50th percentile in the near future. The Committee approved the President and CEO’s recommendation to increase Mr. Hager’s salary by approximately 3.4% in addition to the increase approved at the time of his promotion and Mr. Smette’s salary by approximately 4.5%. The Committee awarded Mr. Vaughn a 5% salary increase based on performance considerations and an additional 13% salary increase to appropriately position his salary as compared to the salaries of similar officers at peer companies in light of Mr. Vaughn’s promotion to Executive Vice President, Exploration and Production. The Committee awarded Mr. Richels a 4% salary increase. In doing so, the Committee cited the improvement in the Company’s performance and the lack of any salary increase for Mr. Richels since 2010. Salary changes went into effect in February 2014.

Annual Performance Cash Bonus

The Committee believes that performance bonuses awarded to executives should reflect the near-term financial, operating, and strategic performance and current decision-making that affects long-term stockholder value. To achieve this, the Committee utilizes a bonus determination formula that establishes a pre-determined bonus target for each executive officer based on a percentage of his base salary. For 2013, bonus targets ranged from 80% to 135% of base salaries depending on industry norms for the relevant officer position. Actual bonus payouts depend on the Company’s performance in relation to structured and measurable goals approved by the Board of Directors. Because success in the oil and gas industry requires continuous execution on multiple fronts in order to increase stockholder value, the Company’s goals cover a number of both quantitative and qualitative areas, such as delivering stockholder returns and growing our oil and gas production and reserves.

This process supplements the cash bonus eligibility approvals that the Committee makes at the start of each year for purposes of establishing a bonus pool from which actual bonus payouts are made. The Committee’s practice is to establish a bonus pool that may provide bonuses between zero and 200% of the aggregate target bonus amount for executive officers. Unless the Company achieves extraordinary performance on all goals, the Committee will not award bonuses that approach the top of this range.

The 2013 performance measures, as set forth in the table below, were selected because they represent key metrics for the Company’s near-term performance and together they contribute to the Company’s prospects for sustainable growth and long-term value creation for the Company and

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stockholders. In order to reflect the relative importance of those areas in light of our philosophy for performance cash bonuses, we assign a separate weighting to each performance measure. During its meeting shortly following year end, the Committee assigns a performance score of between 0% to 200% for each performance measure, with a score of 100% indicating performance that meets expectations or goals. The Committee aggregates the weighted performance score for each of the measures to arrive at an overall Company performance score. For operational and financial goals, the Committee generally views a 30% or greater shortfall from a goal as the threshold at which a score of no more than 25% may be assigned for the goal, and a 30% or greater outperformance on a goal as maximizing performance such that a score of 200% would likely be assigned for the goal. The following table summarizes the Company’s performance on the measures selected for 2013:

Performance Scorecard

Measure	Goal	Outcome	Weight	Score	Weighted Score
Total Stockholder Return[1]	Top half for 1-year TSR	9th of 15	10%	50%	5%
Oil and Gas Production	249.6 million BOE	252.9 million BOE	10%	100%	10%
Oil and Gas Reserves Additions	220 million BOE	172.9 million BOE	10%	50%	5%
Total Capital Expenditures	$6.67 billion	$6.64 billion	5%	100%	5%
Lease Operating Expenses per BOE	$8.94 per BOE	$8.90 per BOE	5%	100%	5%
Pre-Tax Cash Margin per BOE, normalized[2]	$17.16 per BOE	$16.72 per BOE	10%	75%	7.5%
Build and Execute a Sustainable Oil and Gas Portfolio	Progress to materiality one prospect; pursue two capital efficiency opportunities	Entered agreement to acquire significant assets in the Eagle Ford field in South Texas; entered agreements to combine certain Devon midstream assets with the existing business of Crosstex Energy	25%	150%	37.5%
Environmental, Health and Safety[3]	Continuous improvement on various measures	Met or exceeded all goals	10%	100%	10%
Learning and People[4]	Increase number of key positions filled through internal promotion; employee turnover below industry mean	Number of key positions filled internally increased by 3%; turnover was less than industry mean	5%	100%	5%
Maintain Social License to Operate	Identify and address risks to Company operations	Risks identified, response in progress	10%	100%	10%

2013 Company Performance Score	100%

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[1]	For TSR, the Company is ranked with the 14 peer companies listed under “Use of Peer Groups” on page XX.

[2]	Normalized to control for the effect of currency exchange rates and commodity price fluctuations so that the measure provides an accurate picture of the Company’s operational efficiency.

[3]	Environmental, Health and Safety measures consisted of employee recordable incident rate, contractor recordable incident rate, preventable vehicle incident rate, spill rate, and lost spill rate.

[4]	Learning and People measures the number of job positions with “ready-now” succession candidates, the percent of promotional opportunities filled by internal candidates, and voluntary attrition rate.

As noted above, in its January 2014 meeting, the Committee sought to award appropriate levels of compensation for the progress and improvements made in Company performance while offering incentives for continued growth and movement toward goals. In assessing 2013 performance, the Committee noted that on measures spotlighting the Company’s execution of its business plan for the year, such as production volume, certain cost and expense measures, and environmental, health and safety, the Company substantially met or exceeded goals. During 2013, the Company also entered into two significant business transactions that greatly strengthen our opportunities to grow margins and cash flows as soon as 2014. The Company did not reach its goal for reserves additions, however, the Committee noted that performance in part reflected the Company’s shift to a liquids-rich, higher margin production base. The Company’s decision to delay the development of certain existing natural gas assets for more than five years from the date booked resulted in an unusually large downward adjustment in the Company’s reserves in accordance with applicable SEC rules for reserves reporting (see Note 22 to the Company’s 10-K for the year ended December 31, 2013 for additional information). The Company posted a TSR for 2013 of approximately 21%, which fell short of our goal of registering performance in the top half of our peer group.

Through the scoring process, the Committee arrived at performance cash bonuses for 2013 that were one-half of the maximum bonus pool provided for through the cash bonus eligibility approvals that the Committee made at the start of the year under the Company’s 2012 Incentive Compensation Plan. While the process is highly structured and makes use of metrics and formulas, the Committee maintains the authority to adjust the amount of performance cash bonuses determined through the scoring process by no more than 25% in order to recognize critical performance factors that may not have been fully taken into account in calculating the Company performance score. For 2013, the Committee accepted Mr. Richels’ recommendation to increase the process determined bonus amount for Mr. Agosta by $39,000 in light of his significant efforts over the course of the year.

The following table outlines the calculations made for the performance cash bonuses awarded for 20131:

Executive	2013 Salary[2]		Performance Bonus Target		Company Performance Score		Process Determined Bonus Amount	Actual Award Amount
John Richels	$1,400		135%		100%		$1,890	$1,890
Jeffrey A. Agosta	$561		100%		100%		$561	$600
David A. Hager	$870	X	100%	X	100%	=	$870	$870
Darryl G. Smette	$689		100%		100%		$689	$689
Tony D. Vaughn	$550		100%		100%		$550	$550

[1]	All dollar amounts in thousands.

[2]	Annualized base salary in effect as of December 31, 2013.

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Long-Term Incentives

A key element of our compensation program is to reward executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. Long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

In analyzing the value and type of long-term incentives to award to our named executive officers, the Committee referred to the factors it generally considers for compensation decisions and also took the following additional factors into account:

•	historical practices, including the value of prior years’ long-term incentives;

•	incentive awards for others in the organization; and

•	the impact of awards on the Company’s share dilution levels.

As with its previous grant of LTI to named executive officers, the Committee determined in its January 2014 meeting that the creation of stockholder value would be promoted by linking all long-term incentives awarded in the year to Company performance. Accordingly, the two types of long-term incentives granted to named executive officers – performance restricted stock and performance share units—only vest if certain levels of performance are achieved. The Committee elected not to grant any stock options.

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The following table describes the long-term incentives granted to named executive officers in 2014:

2013 LTI Framework

Type of LTI Award	Purpose	Additional Background and Detail
Performance Restricted Stock (PRS)

PRS encourages executives to work toward achievement of a pre-set financial metric. For PRS awards made in January 2014, the Company must attain cash flow before balance sheet changes of at least $4 billion in 2014 in order to vest.

•  Tying PRS to a financial metric is designed to promote tax efficiency in awarding compensation to named executive officers.

•  Cash flow before balance sheet changes is an important metric for determining whether the Company has sufficient cash available to fund its capital expenditures and dividends and to service its debt.

•  Shares only vest if the Company meets the pre-set financial metric.

•  If the metric is achieved, shares will vest 25% per year over four years. If the metric is not achieved, grant will be forfeited.

Performance Share Units (PSU)	PSU encourages executives to make decisions and take actions that promote mid-term stockholder return.

•  Executives may earn between 0 and 200% of the shares underlying the grant based on the Company’s TSR relative to companies in the peer group over a three-year performance period (January 1, 2014 through December 31, 2016).

•  Payout will be determined as of the end of the performance period based on actual TSR performance over the period. The following grid details the relationship between relative performance and payout levels.

•  If the Company’s TSR outperforms that of its peers, executives may earn the targeted number of shares (100%) or more. If the Company’s TSR is at or below median as compared to peers, executives earn fewer shares than targeted with the potential for no payout.

	The Company’s TSR against its peers[2]	Payout percent of shares underlying grant
	1-3	200%
	4	175%
	5	150%
	6	125%
	7	100%
	8 (median)	90%
	9	80%
	10	70%
	11	60%
	12	50%
	13-15	0%

[1]

Cash flow before balance sheet changes is calculated as cash generated from operating activities over the applicable period absent the effect of changes in working capital and long-term assets and liabilities over the same period.

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[2]

The Company and the 14 peer companies listed under “Use of Peer Groups” on page XX constitute the 15 companies whose TSR will be ranked from highest to lowest to determine share payout under PSU grants.

Our review of peer data conducted in 2013 indicated that the value of long-term incentives awarded to the named executive officers in 2012 was generally consistent with the Company’s market objective of the 50th percentile of the peer companies. For 2014 awards, the Committee also targeted the 50th percentile.

During its year-end meeting, the Committee approved the grants set forth in the table below. As highlighted in the section titled “Changes to Our Compensation Program in 2013” on page XX, the Committee set a performance target for the performance restricted stock that, while not a stretch goal, sets a higher bar for achievement of the target metric than the prior year and allows for the tax deductibility of any awards that vest. For this year’s award of performance share units, the Committee recalibrated the payout scale to require above median TSR in order to yield a payout at target level. In addition, for any performance period in which the Company posts a negative TSR, payouts will be capped at 100% of target even if the Company outperforms its peer group. This means that executives will not receive an above-target payout unless stockholders achieve positive returns over the same period.

Long-Term Incentives Granted in 20141

Executive	Item[2]	Performance Restricted Stock[3]	Performance Share Units[3]
John Richels	Shares	76.720	76.700
	Value	$4,501	$4,500
David A. Hager	Shares	34.100	34.080
	Value	$2,001	$1,999
Darryl G. Smette	Shares	19.620	19.600
	Value	$1,151	$1,150
Tony D. Vaughn	Shares	19.620	19.600
	Value	$1,151	$1,150

[1]

For each executive, the Committee first determines the total value of long-term incentives to be awarded then apportions the total value by type of long-term incentives. The Committee used the face-value method (value divided by approval date closing price) in valuing performance restricted stock and performance share units. The Committee also rounded grants to whole shares.

[2]	Share and value amounts in thousands.

[3]

In accordance with applicable accounting requirements, we use a different valuation method in the SCT (in this case, a Monte Carlo simulation) for performance share units than in this table. The Monte Carlo simulation for the performance share units, when valued for purposes of inclusion in next year’s SCT as compensation for 2014, will assign a higher per unit value than the closing price for the Company’s stock as of the grant approval date.

In making its award decisions, the Committee noted the Company’s achievement of key goals in 2013 and the leadership the executive team exhibited with the Company’s strategic repositioning during the year. Based on the foregoing, the Committee determined it would be appropriate to award LTI to Messrs. Richels and Smette at the same value as the prior year. The Committee granted LTI to Mr. Hager with a value approximately $1,000,000 more than the prior year to recognize the additional responsibilities he assumed with his promotion to Chief Operating Officer in June 2013. The Committee determined that Mr. Vaughn merited a grant at approximately the 50th percentile of executives in like positions at peer companies.

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For each named executive officer, the overall award’s face value was divided into approximately equal portions between performance restricted stock and performance share units.

Snapshot of Compensation Decisions

In 2013, the Company modified its performance assessment and award timeline for all employees (including the named executive officers) so that all compensation rewards may be considered and awarded at one time shortly after the end of each year. The change in timing does not result in any officers receiving additional pay. However, in accordance with applicable SEC rules, the Company’s SCT will not reflect LTI grants for 2013 because none were awarded during the year. The table set forth below, which reflects total direct pay (base salary, performance cash bonus and LTI) awarded to our named executive officers, is provided to aid stockholders in making year-over-year comparisons of pay decisions.

The total direct compensation awarded to the named executive officers who remained in the same executive position in 2013 as the prior year, Messrs. Richels and Smette, increased by 5.7% and 7.7% year-over-year, respectively. For Mr. Hager, the Committee also recognized the added responsibilities associated with his promotion to Chief Operating Officer in June 2013 and made pay decisions resulting in a year-over-year compensation increase above those of the other continuing named executive officers. We believe the following table appropriately identifies the elements of our executives’ compensation awarded for the Company’s performance in the year and de-emphasizes elements that are subject to factors outside the control of the Committee, such as actuarial estimates used in calculating the Summary Compensation Table’s Change in Pension Value.

Comparison of Total Direct Executive Pay [1]
Executive	Year	Base Salary[2]	Performance Cash Bonus [3]		Value of Annual LTI Grant[4]	Total Direct Pay	2013 Compared to 2012
			$	% of Target
John Richels	2013	$1,400	$1,890	100%	$9,001	$12,291	increase of 5.7%
	2012	$1,400	$1,225	65%	$9,000	$11,625
Jeffrey A. Agosta[5]	2013	$561	$600	107%	N/A	$600	N/A
	2012	$549	$360	65%	$2,000	$2,921
David A. Hager	2013	$830	$870	100%	$4,000	$5,700	increase of of 33.2%
	2012	$775	$505	65%	$2,999	$4,273
Darryl G. Smette	2013	$688	$689	100%	$2,301	$3,678	increase of of 7.7%
	2012	$675	$440	65%	$2,301	$3,416
Tony D. Vaughn[6]	2013	$589	$550	100%	$2,301	$3,500	N/A

[1]	Dollar amounts in thousands.

[2]	The column reflects the base salary paid during the year.

[3]	Bonus targets are set as a percentage of base salary in effect as of year-end. Please refer to the section titled “Performance Cash Bonuses” for additional information about the process for 2013.

[4]

All amounts calculated using the face-value method (value divided by the closing price of the Company stock as of the grant approval date). No stock options were awarded in 2014. The 2012 grant was made on November 29, 2012; the 2013 grant was made on February 10, 2014.

[5]	Mr. Agosta departed the Company prior to the Committee’s January 2014 meeting and was not awarded any LTI.

[6]	Mr. Vaughn was not an executive officer in 2012.

44	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Effect of Company Performance on President and CEO Realizable Pay

The chart set forth below illustrates the degree of alignment between CEO pay and TSR performance for the Company and the peer group. For each company, the chart plots (a) estimated realizable pay of its CEO for the three-year period from 2010 through 2012 on a vertical axis as compared to the median pay of the overall group and (b) its TSR over the same period on a horizontal axis as compared to the median TSR of the overall group. Companies with pay-for-performance alignment appear in either the upper-right (“Performed Better/Higher Realizable Pay”) or lower-left (“Performed Worse/Lower Realizable Pay”) quadrants of the chart.

The Company is in the lower-left quadrant of the chart: Its cumulative TSR for the period was below the median, but the President and CEO’s compensation also fell below the median. The chart, which the Compensation Consultant presented to the Committee at its September 2013 meeting, supports the conclusion that the compensation opportunities awarded by the Committee have indeed aligned our President and CEO’s realizable compensation with the Company’s relative TSR performance over the same period of time.

[1]

Pay consists of base salary, cash bonus and long-term incentives. The chart reflects the most current pay data available as of September 2013. At that time, 2013 pay data had not been published or, in most cases, awarded.

[2]

The chart omits three members of the peer group because their respective CEO pay packages lack comparability to the other companies. In two cases, the companies are headquartered outside the United States, and the third company had two different CEOs during the period.

Pay-for-performance alignment is also illustrated by comparing the President and CEO’s realizable pay to the target pay awarded by the Committee. As shown below, Company performance, which by design emphasizes TSR, significantly impacts the realizable compensation for our President and CEO.

45	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

As of December 31, 2013, the President and CEO’s realizable pay for the past three years was, in aggregate, 37% less than target primarily because (a) stock options awarded in December 2010 and 2011 were out of the money, (b) performance share units awarded in December 2011 were trending to a zero payout, (c) performance share units awarded in November 2012 were trending to payout only 70% of the shares underlying the grant, and (d) the aggregate performance cash bonus awarded for the three-year period was below the aggregate target. In short, the Committee’s emphasis on relative TSR as a key metric for performance cash bonuses and performance share units over the past three years has made target level pay unachievable for the President and CEO without superior TSR performance by the Company relative to peers.

Illustration of Pay-for-Performance Link

Additional notes to the chart above:

All dollar amounts shown in thousands.

Amounts shown for each “Target” column reflect the compensation decisions made by the Committee at its annual meetings in December 2010, December 2011, and November 2012, the results of which are disclosed by the Company in proxy statements for such years. For each column, the amounts reflect the aggregate grant date fair values of LTI awarded by the Committee at the meeting plus the base salary and targets for performance cash bonuses set for the following year.

Amounts shown in the “Realizable” column aggregate actual payouts and/or value achieved based on the targets. For any LTI, the column (a) reflects the vesting date value of any LTI that has already vested, and (b) values any outstanding or unvested LTI as of December 31, 2013. Stock options granted in 2011 reflect no realizable value since none of the options have been exercised, and the strike price for the options is higher than the December 31, 2013 closing price of the Company’s stock.

46	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

“% TSR Change” covers, (a) for the first column, the period from December 31, 2010 to December 31, 2013, (b) for the second column, the period from December 31, 2011 to December 31, 2013, and (c) for the third column, the period from December 31, 2012 to December 31, 2013.

“% of Pay Not Realizable” reflects the difference, expressed as a percentage of “Target,” between “Target” and “Realized or Realizable” pay as of December 31, 2013 for each respective column.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The roles of the Committee and the compensation consultant, which include the development of a peer group in order to compare our executive officers’ compensation, are further described in the following sections.

Role of the Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns regarding the Company’s operations. We believe this is a unique and highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, role, development, and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed session without the President and CEO present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

Role of the Compensation Consultant

For the 2013 compensation process, the Committee retained as its external compensation consultant representatives from Meridian Compensation Partners, LLC (the “Compensation Consultant”). The Compensation Consultant evaluated the competitiveness of our programs and assisted with executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee and the other factors set forth in the Committee’s charter. Based on this review, the Committee is confident that no conflicts of interest influence the work of the Compensation Consultant in its review of executive compensation.

47	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of our executive officers to the compensation of similarly situated executives at peer companies with business operations focused on exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as market value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2013, the Company was positioned between the 40th and 60th percentiles of the peer group on each of these metrics.

The approved peer group for 2013 consisted of the 14 companies listed below.

Anadarko Petroleum Corporation

Apache Corporation

Chesapeake Energy Corporation

ConocoPhillips

EnCana Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Corporation

Murphy Oil Corporation

Newfield Exploration Company

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

Talisman Energy Inc.

The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases.

Tally Sheet Review

The Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

48	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Succession Planning

The Company has a robust succession planning process to ensure the development of executive talent for the near and long term. The process and progress are reviewed with the Committee and the Board on an annual basis.

Additional Compensation Information

Retirement Benefits

Our named executive officers are entitled to participate in the following retirement benefits:

•	a qualified 401(k) Plan with a Company match of up to 6%;

•

a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited;

•

a qualified Defined Benefit Plan that provides annual retirement income of 65% of final average compensation (i.e., the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is 25; and

•

a nonqualified defined benefit plan (the Supplemental Retirement Income Plan or SRIP) that, among other things, provides retirement benefits calculated without certain limitations applicable to the Defined Benefit Plan, accrues over 20 years of service (rather than the 25 years applicable to the Defined Benefit Plan), includes a five-year vesting schedule, and allows for payments in a lump sum upon a change in control of the Company.

Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. In lieu of participating in the Defined Benefit Plan and the SRIP, Mr. Hager is eligible to participate in the enhanced defined contribution structure of the 401(k) Plan and receive a Company retirement contribution to his 401(k) account of 8% of his compensation. He is also eligible to participate in additional nonqualified defined contribution plans in lieu of participating in the SRIP.

For additional information on the Defined Benefit Plan, the SRIP, and the defined contribution plans as well as the present values of the accumulated benefits of our named executive officers under each plan, please refer to the Pension Benefits for the Year Ended December 31, 2013 section on page 56 and the Nonqualified Deferred Compensation Plan in 2013 section on page 61.

Other Benefits

The limited perquisites made available to our executives are listed in detail in the “All Other Compensation” table on page XX. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been less than that of other companies in our peer group.

49	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Post-Termination or Change in Control Benefits

We maintain employment agreements with each of our named executive officers. These agreements provide each named executive officer certain additional compensation if his employment is involuntarily terminated other than for cause or if the executive voluntarily terminates his employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested long-term incentive awards.

If a named executive officer is terminated within two years of a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits (or with respect to Mr. Hager’s nonqualified defined contribution plan, an additional three years of contributions by the Company). The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if his benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code.

Employment agreements with post-termination and change in control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the Potential Payments Upon Termination or Change in Control section on page 62 for more information.

Stock Ownership Guidelines

Ownership of our stock by our executives aligns their interests with the interests of our stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary
President and CEO	Five times base salary
Chief Operating Officer	Four times base salary
Executive Vice Presidents	Three times base salary

As of March 31, 2014, the named executive officers employed by the Company as of that date held stock in excess of the levels required in the guidelines. Our executives have historically maintained share ownership levels well above our guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which restrictions have not lapsed.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

For additional detail on the stock owned by our named executive officers, please refer to the Security Ownership of Management table on page 70.

50	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Compensation Program and Risk-Taking

Our executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review and discussion of the compensation program with the Compensation Consultant, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of our compensation program between cash and equity mix, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	significant executive stock ownership pursuant to our stock ownership guidelines.

Based on this review and discussion, the Committee believes that the total executive compensation program does not encourage executive officers to take unnecessary or excessive risk.

Policy for Recovery of Compensation

At its March 2014 meeting, the Board adopted a policy for the recovery of compensation (the “Clawback Policy”) that covers bonus, incentive and equity-based compensation awarded to executive officers. In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which was based a performance cash bonus or other incentive compensation, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

Consideration of Tax Implications

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to stockholder approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our stockholders).

As part of the Company’s 2012 Annual Meeting, the Company’s stockholders approved (a) the Company’s 2012 Incentive Compensation Plan and (b) the amendment and restatement of the Company’s 2009 Long Term Incentive Plan. In each case, the plans adopted and approvals obtained were designed, in part, to assure that certain bonuses paid and equity awarded under the respective plans would qualify as “performance-based” compensation. Based on the structuring of the performance cash bonuses paid and the LTI awarded at its January 2014 meeting, the Committee believes that the bonuses and any shares that ultimately vest from the LTI granted to named executive officers in January 2014 will qualify as “performance-based” compensation. In particular, the performance targets set for the determination of cash bonuses and the vesting of LTI serve the purpose of qualifying the compensation as performance-based, thereby preserving the ability of the Company to treat the awards as a compensation expense for tax purposes. Notwithstanding, the Committee believes that stockholder interests are best served by allowing the Committee to retain the discretion to structure, determine, and approve the payments and awards under our compensation program even if those decisions could result in non-deductible compensation under certain circumstances or in future years.

51	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to our named executive officers for the years indicated below. The named executive officers are our President and Chief Executive Officer, our Chief Financial Officer during 2013, and the three other most highly compensated executive officers of the Company serving as of December 31, 2013. This table should be read together with our Compensation Discussion and Analysis (see page 32), which includes information about our compensation philosophy and objectives and describes significant changes that were made in 2013 to our programs for performance cash bonuses and long-term incentive awards.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
John Richels	2013	1,400,000	600	0	0	1,890,000	3,244,355	424,928	6,959,883
President and	2012	1,400,000	1,225,600	9,930,535	0	0	5,914,149	280,629	18,750,913
Chief Executive Officer	2011	1,396,154	2,300,600	7,517,206	3,333,552	0	3,285,798	177,820	18,011,130
Jeffrey A. Agosta[5]	2013	560,577	600	0	0	600,000	305,604	98,319	1,565,100
Executive Vice President	2012	549,039	360,600	2,206,572	0	0	1,190,505	68,727	4,375,443
and Chief Financial Officer	2011	561,949	520,600	1,504,483	667,055	0	537,780	41,543	3,833,410
David A. Hager	2013	829,885	600	0	0	870,000	0	832,002	2,532,487
Chief Operating Officer	2012	775,000	505,600	3,309,332	0	0	0	512,491	5,102,423
	2011	771,154	850,600	2,256,073	1,000,008	0	0	411,314	5,289,149
Darryl G. Smette	2013	688,462	600	0	0	689,000	0	153,026	1,531,088
Executive Vice President	2012	675,000	440,600	2,538,561	0	0	1,144,188	103,128	4,901,477
	2011	672,500	755,600	1,727,611	766,941	0	1,504,635	81,924	5,509,211
Tony D. Vaughn	2013	589,182	600	0	0	550,000	28,007	72,528	1,240,317
Executive Vice President

[1]	All Company employees receive an annual Christmas bonus in the amount of $600 or a pro-rated portion thereof.

[2]

The dollar amounts reported in these columns represent the aggregate grant date fair values of the stock and option awards. The assumptions used to value stock and option awards are discussed in Note 3 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. No stock or option awards were made to named executive officers in 2013. As noted in “Snapshot of Compensation Decisions” on page 44, the Company recently modified its performance assessment and award timeline for all employees (including the named executive officers) so that all compensation rewards may be considered and awarded at one time shortly after the end of each year. In accordance with applicable SEC rules, the SCT does not reflect any amounts in this column for 2013 because no stock awards were made during the year. Refer to “Snapshot of Compensation Decisions” and other sections of the CD&A for information on the stock awards made in January 2014.

[3]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefits under our Defined Benefit Plan and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of our named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. For Mr. Smette, the actuarial present value of his pension benefit decreased by $1,246,263 in 2013 due to a change in the discount rate required to be used in the calculation of his benefit once he reached the maximum plan age credit of 65. Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants.

[4]	Details for the amounts shown in this column for 2013 are reflected in the supplemental table that follows.

[5]	Mr. Agosta left the Company in January 2014.

52	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

The following supplemental table shows the components of “All Other Compensation” for 2013 in the previous table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)		Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan Employer Contribution ($)	Defined Contribution Supplemental Executive Retirement Plan Employer Contribution ($)	Personal Air Travel ($)[1]	Total ($)
John Richels	7,524	15,300		329,815	-	-	72,289	424,928
Jeffrey A. Agosta	1,710	15,300		81,309	-	-	-	98,319
David A. Hager	4,902	48,050	[2]	67,623	180,329	524,232	6,866	832,002
Darryl G. Smette	14,478	15,300		113,668	-	-	9,580	153,026
Tony D. Vaughn	4,763	15,300		52,465	-	-	-	72,528

[1]

The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

[2]	Mr. Hager joined the Company after the Defined Benefit Plan was closed to new entrants. Instead, he is eligible for and receives enhanced employer retirement contributions to his 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Type of Grant[1]	Threshold ($)	Target ($)	Maximum ($)
John Richels	Non-Equity Incentive Compensation	0	1,890,000	3,780,000
Jeffrey A. Agosta	Non-Equity Incentive Compensation	0	561,000	1,122,000
David A. Hager	Non-Equity Incentive Compensation	0	870,000	1,740,000
Darryl G. Smette	Non-Equity Incentive Compensation	0	689,000	1,378,000
Tony D. Vaughn	Non-Equity Incentive Compensation	0	550,000	1,100,000

[1]

Amounts earned for 2013 were approved by the Committee in January 2014 and paid in the following month. Actual payouts are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 38 for more information about our 2013 performance cash bonuses, including how the Committee establishes bonus targets and performance goals and engages in a scoring process to determine actual payouts. As noted elsewhere in this Proxy Statement, changes in the Company’s performance assessment and award timeline resulted in an absence of stock awards during the year.

53	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock, performance restricted stock and performance share awards owned by our named executive officers on December 31, 2013.

	Option Awards					Stock Awards
								Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Richels	63,600	[3]		71.01	12/11/2014
	76,800	[3]		89.15	12/09/2015
	126,600	[3]		65.32	12/07/2016
	119,600	[3]		63.80	12/07/2017
	149,680	[3]	37,420	73.43	12/01/2018
	87,105	[3]	58,070	65.10	11/30/2019
						17,025	1,053,337
								25,610	[4]	1,584,491
								51,200	[5]	3,167,744
								85,560	[6]	5,293,597
								85,540	[7]	5,292,360
Jeffrey A. Agosta	18,000	[3]		71.01	12/11/2014
	16,100	[3]		89.15	12/09/2015
	1,000	[3]		88.91	12/30/2015
	31,000	[3]		65.32	12/07/2016
	27,300	[3]		63.80	12/07/2017
	4,720	[3]	1,180	64.43	03/30/2018
	29,960	[3]	7,490	73.43	12/01/2018
	17,430	[3]	11,620	65.10	11/30/2019
						575	35,575
						3,407	210,971
								5,130	[4]	317,393
								10,240	[5]	633,549
								19,020	[6]	1,176,767
								19,000	[7]	1,175,530
David A. Hager	45,000	[3]		44.69	03/30/2017
	56,800	[3]		63.80	12/07/2017
	44,920	[3]	11,230	73.43	12/01/2018
	26,130	[3]	17,420	65.10	11/30/2019
						5,107	315,970
								7,690	[4]	475,780
								15,360	[5]	950,323
								28,520	[6]	1,764,532
								28,500	[7]	1,763,295

54	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

	Option Awards					Stock Awards
								Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darryl G. Smette	31,800	[3]		71.01	12/11/2014
	30,200	[3]		89.15	12/09/2015
	45,000	[3]		65.32	12/07/2016
	41,000	[3]		63.80	12/07/2017
	34,440	[3]	8,610	73.43	12/01/2018
	20,040	[3]	13,360	65.10	11/30/2019
						3,919	242,469
								5,890	[4]	364,414
								11,760	[5]	727,591
								21,880	[6]	1,353,716
								21,860	[7]	1,352,478
Tony D. Vaughn	20,700	[3]		71.01	12/11/2014
	19,200	[3]		89.15	12/09/2015
	31,000	[3]		65.32	12/07/2016
	27,300	[3]		63.80	12/07/2017
	20,400	[3]	5,100	73.43	12/01/2018
	14,430	[3]	9,620	65.10	11/30/2019
						2,153	133,206
						4,100	253,667
						11,415	706,246
								8,180	[5]	506,097
								15,200	[7]	940,424

[1]

The column reflects options granted December 12, 2006, December 31, 2007, December 8, 2008, March 31, 2009, December 8, 2009, March 31, 2010, December 2, 2010 and December 1, 2011. With each grant reflected in the column, 20% of the options vest on the date of grant and on each anniversary date of the grant.

[2]	Restricted stock awards granted March 31, 2010, December 2, 2010, December 1, 2011 and November 29, 2012 vest 25% on each anniversary of the grant date.

[3]	Based on a stock price of $61.87, the closing price of our common stock on December 31, 2013.

[4]

In January 2013, the Committee determined that the Company achieved the performance goal set as a condition to the vesting of performance restricted stock granted in 2011. Accordingly, 25% of the shares underlying the grant immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date (December 1) in accordance with the applicable award agreements.

[5]

For performance share units granted in 2011, the number of shares listed is based on target level of performance. The actual number of shares paid out is based on the Company’s relative total stockholder return, as determined by the Committee following each performance period pursuant to the grid set forth on page 38 of our 2012 proxy statement. As established at the time of the grant, share payouts for half of the target amount are based on relative performance for the two-year period of January 1, 2012 to December 31, 2013, and the other half are based on relative performance for the three-year period of January 1, 2012 to December 31, 2014. In January 2014, the Committee determined the threshold level of performance had not been achieved for the two-year period of January 1, 2012 to December 31, 2013, therefore, half the shares underlying the grant have now been canceled. However, because the table reflects outstanding equity award as of December 31, 2013, the canceled shares are included.

55	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

[6]

As established at the time of grant, performance restricted stock for 2012 was only earned if the Company achieved a pre-set cash flow goal for 2013 (see page 42 of our 2013 proxy statement for additional information on the goal). In January 2014, the Committee determined that the goal had been achieved and 25% of the shares granted immediately vested and 25% will now vest on each of the 2nd, 3rd and 4th anniversaries of the grant date. Because the table reflects outstanding equity award as of December 31, 2013, which precedes the Committee’s determination that the goal had been met, the entire amount of the grant is included.

[7]

For performance share units granted in 2012, the number of shares listed is based on target level of performance for the three-year period from January 1, 2013 to December 31, 2015. The actual number of shares paid out will be based on the Company’s relative total stockholder return, as determined by the Committee following the period pursuant to the grid set forth on page 42 of our 2013 proxy statement.

OPTION EXERCISES AND STOCK VESTED DURING 2013

The table below shows the number of shares of our common stock acquired during 2013 upon the vesting of stock awards previously granted to the named executive officers. There were no reportable transactions for option awards during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
John Richels	0	0	53,385	3,157,074
Jeffrey A. Agosta	0	0	11,561	682,070
David A. Hager	0	0	22,896	1,343,347
Darryl G. Smette	0	0	13,484	799,298
Tony D. Vaughn	0	0	10,458	633,824

[1]	The dollar amounts shown in this column are determined by multiplying the number of stock awards that vested by the per share market price of our common stock on the vesting date.

PENSION BENEFITS FOR 2013

We maintain three defined benefit retirement plans in which our named executive officers may participate. Mr. Hager joined the Company after the defined benefit retirement plans were closed to new participants and therefore does not participate in the plans.

•	A tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

•	A nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

–	limitations imposed by the Code, and

–	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	A nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

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NAMED EXECUTIVE COMPENSATION (cont’d)

The following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. All named executive officers, excluding Mr. Hager, are participants in the SRIP; therefore, BRP benefits are not included in the following table. SRIP benefits vest after five years of service. Participants who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits are limited by the Code.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
John Richels[2,3,4]	Defined Benefit Plan	10	2,235,998	-
	SRIP	18	22,462,674	-
Jeffrey A. Agosta	Defined Benefit Plan	17	1,049,585	-
	SRIP	17	1,933,704	-
David A. Hager[5]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
Darryl G. Smette	Defined Benefit Plan	27	2,380,859	-
	SRIP	27	9,178,482	-
Tony D. Vaughn[2]	Defined Benefit Plan	16	1,648,251	-
	SRIP	16	2,107,541	-

[1]

We calculated the present value of each named executive officer’s accumulated benefits as of December 31, 2013 under the Defined Benefit Plan plans assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum and 40% would elect a 100% joint and survivor annuity. For the SRIP, we assumed 25% of participants would elect a single life annuity and 75% would elect a 100% joint and survivor annuity. We assumed that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the 2014 PPA Static mortality table and a discount rate of 4.80%. No pre-retirement decrements were used in this calculation.

[2]

Messrs. Richels and Vaughn are eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan – Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan.

[3]

Years of credited service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

[4]

Benefits payable to Mr. Richels under the SRIP are reduced by benefits under our Pension Plan for Employees of Devon Canada Corporation, a subsidiary of the Company. Mr. Richels’ benefit under the Pension Plan for Employees of Devon Canada Corporation is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

[5]	Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. As a result, he will not receive a benefit under the plans described in this table.

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NAMED EXECUTIVE COMPENSATION (cont’d)

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service. and the retirement income is reduced by Social Security benefits payable to the employee. Alternately, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is

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NAMED EXECUTIVE COMPENSATION (cont’d)

otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is years of credited service (not greater than 20) and the denominator of which is 20. For those who become participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the Defined Benefit Plan. Of the named executive officers who participate in the SRIP, Mr. Agosta is not a Grandfathered Participant. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under the defined contribution provisions of our Canadian Pension Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, paid in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits. The SRIP may be informally funded through a rabbi trust arrangement.

60	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

NONQUALIFIED DEFERRED COMPENSATION IN 2013

The following table shows information about our nonqualified deferred compensation plans, which are further described below.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Distributions in Last Fiscal Year ($)[4]	Aggregate Balance at Last Fiscal Year End ($)
John Richels Deferred Compensation Plan	84,000	329,815	374,287		2,870,897
Jeffrey A. Agosta Deferred Compensation Plan	112,116	81,309	(95,552)		1,724,029
David A. Hager Deferred Compensation Plan	165,977	67,623	(41,105)		816,854
Supplemental Contribution Restoration Plans (SCRPs)		180,329	(26,805)		416,467
Supplemental Executive Retirement Plan (DC SERP)		524,232	(56,960)		1,209,486
Darryl G. Smette Deferred Compensation Plan	41,308	113,668	208,301	(70,271)	1,869,930
Tony D. Vaughn Deferred Compensation Plan		52,465	238,115	(12,741)	810,166

[1]	The amounts in this column are already included in and not in addition to the amounts in the salary column or the bonus column in the Summary Compensation Table on page 52.

[2]	The amounts in this column are already included in and not in addition to the amounts in the in the “All Other Compensation” column of the Summary Compensation Table on page 52.

[3]

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the named executive offices are a sub-set of the investment options available under the Company’s 401(k) Plan. As of December 31, 2013, investment options consisted of the following (returns for 2013 noted in parentheses): PIMCO Stable Income – Class 1 (0.45%); Neuberger Berman High Income Bond – Institutional Class (7.57%); Vanguard Prime Money Market – Institutional Shares (0.06%); PIMCO Total Return – Institutional Class (-1.92%); Large Cap Value Fund (39.64%); Large Cap Growth Fund (43.27%); Small/Mid Cap Value Fund (44.73%); Small/Mid Cap Growth Fund (47.91%); US Equity Index Fund (33.45%); International Equity Index Fund (15.07%); PIMCO All Asset All Authority (-5.47%); American Funds EuroPacific Growth – R6 Shares (20.58%). The Company does not guarantee a level of investment return.

[4]

In-service distributions are made in accordance with the elections made by the named executive officer at the time of enrollment in the plan. Messrs. Smette and Vaughn elected specific dates for the distributions that they received from the plan in 2013.

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company matching contribution of up to 6% of compensation. For employees who are not accruing benefits in the Defined Benefit Plan supplemental contributions are made by the Company based on years of benefit service as a percentage of compensation.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Deferred Compensation Plan

The Deferred Compensation Plan is designed to allow participating employees, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan provides executives a tax effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan, who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Code limitations and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive an annual contribution of a specified percentage of compensation. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated “without cause” or terminates his or her employment for “good reason,” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of contributions. For those additional three years of contribution, no contributions under the 401(k) plan or the SCRPs will exist to apply as an offset because the executive will have terminated employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment. The DC SERP may be informally funded through a rabbi trust arrangement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers;

•	the Defined Benefit Plan;

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NAMED EXECUTIVE COMPENSATION (cont’d)

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2005 Long-Term Incentive Plan; and

•	the 2009 Long-Term Incentive Plan, as amended and restated.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2012. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company.

Please see the narrative for the following tables for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column. The footnotes for each of the following tables are presented after the final table. Employment agreements between the Company and each of the named executive officers do not include tax gross-up payment obligations.

John Richels

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	-	13,590,000	-	13,590,000		-	-
SRIP[2,3]	24,708,000	24,708,000	-	29,575,000	[4]	24,708,000	22,724,000	[5]
BRP[2,3]	-	-	-	-		-	-
Accelerated Vesting of Stock Options[6]		-	-	-		-	-
Accelerated Vesting of Restricted Stock[7]	-	16,391,528	-	16,391,528		-	16,391,528
Health Care Benefits[8]	-	40,878	-	40,878		-	-
Outplacement Services[9]	-	35,000	-	35,000		-	-
Total[10]	24,708,000	54,765,406	-	59,632,406		24,708,000	39,115,528

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NAMED EXECUTIVE COMPENSATION (cont’d)

Jeffrey A. Agosta

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	-	3,894,000	-	3,894,000		-	-
SRIP[2,3]	1,546,000	1,546,000	-	7,805,000	[4]	1,546,000	2,176,000	[5]
BRP[2,3]	-	-	1,062,000	-		-	-
Accelerated Vesting of Stock Options[6]	-		-			-
Accelerated Vesting of Restricted Stock[7]	-	3,549,606	-	3,549,606		-	3,549,606
Health Care Benefits[8]	-	56,724	-	56,724		-	-
Outplacement Services[9]	-	35,000	-	35,000		-	-
Total[10]	1,546,000	9,081,330	1,062,000	15,340,330		1,546,000	5,725,606

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]	-	6,180,000	-	6,180,000	-	-
DC SERP[11]	1,247,632	1,247,632	-	2,657,032	1,247,632	1,247,632
SCRPs[12]	432,529	432,529	-	432,529	432,529	432,529
Accelerated Vesting of Stock Options[6]	-		-		-
Accelerated Vesting of Restricted Stock[7]	-	5,269,901	-	5,269,901	-	5,269,901
Health Care Benefits[8]	-	56,724	-	56,724	-	-
Outplacement Services[9]	-	35,000	-	35,000	-	-
Total[10]	1,680,161	13,221,786	-	14,631,186	1,680,161	6,950,062

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NAMED EXECUTIVE COMPENSATION (cont’d)

Darryl G. Smette

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	-	5,156,000	-	5,156,000		-	-
SRIP[2,3]	9,178,000	9,178,000	-	9,274,000	[4]	9,178,000	8,050,000	[5]
BRP[2,3]	-	-	9,178,000	-		-	-
Accelerated Vesting of Stock Options[6]	-	-	-	-		-	-
Accelerated Vesting of Restricted Stock[7]	-	4,040,668	-	4,040,668		-	4,040,668
Health Care Benefits[8]	-	40,878	-	40,878		-	-
Outplacement Services[9]	-	35,000	-	35,000		-	-
Total[10]	9,178,000	18,450,546	9,178,000	18,546,546		9,178,000	12,090,668

Tony D. Vaughn

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	-	3,700,000	-	3,700,000		-	-
SRIP[2,3]	2,561,000	2,561,000	-	5,081,000	[4]	2,561,000	2,331,000	[5]
BRP[2,3]	-	-	1,639,000	-		-	-
Accelerated Vesting of Stock Options[6]	-	-	-	-		-	-
Accelerated Vesting of Restricted Stock[7]	-	2,539,640	-	2,539,640		-	2,539,640
Health Care Benefits[8]	-	40,878	-	42,666		-	-
Outplacement Services[9]	-	35,000	-	35,000		-	-
Total[10]	2,561,000	8,876,518	1,639,000	11,398,306		2,561,000	4,870,640

[1]

The tables assume a December 31, 2013 employment termination. In such a scenario, each executive would be entitled to the cash incentive bonus earned for the year. Accordingly, the amounts shown include the 2013 Non-Equity Incentive Plan Compensation disclosed in the Summary Compensation Table on page [xx].

[2]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and vice versa. Except for Messrs. Richels and Hager who are not participants in the BRP, participants forfeit their benefits under the SRIP if they are terminated for “cause” and instead receive benefits under the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

[3]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2013, of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, we have assumed that 25% of participants

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NAMED EXECUTIVE COMPENSATION (cont’d)

would elect the SRIP and BRP benefits in the form of a single life annuity and 75% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[4]

Under the SRIP, a participating named executive officer will receive credit for an additional three years of service and an additional three years of age when determining his or her SRIP benefit if the officer is terminated “without cause” or terminates his or her employment for “good reason” within 24 months following a change in control. All benefits under the SRIP are payable as a lump sum payment, within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2014.

[5]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assuming that the participant had elected a 100% joint and survivor pension.

[6]	Based on the year-end closing price of our common stock and the exercise price of outstanding options, there are no amounts to report.

[7]	Values displayed for acceleration of vesting of restricted stock represent the year end closing market price of our common stock which was $61.87 per share.

[8]

For all named executive officers, health care benefits are payable for 18 months following termination “without cause” or following their termination in connection with a change in control. All named executive officers are also entitled to a payment in an amount equal to 18 times the monthly COBRA premium following termination “without cause” or following their termination in connection with a change in control. The values in the tables are estimated based on our current cost of these benefits. For Mr. Vaughn, the values include an enhancement in his post-retirement medical benefits in the amount of $1,788 upon a change in control.

[9]

Outplacement services are provided following termination “without cause” or following termination in connection with a change in control. The value in the table is estimated based on our current cost of this benefit.

[10]

Our nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[11]

Mr. Hager participates in the DC SERP in lieu of participating in the SRIP. Mr. Hager will receive an additional three years of contributions by the Company under the DC SERP if he is terminated “without cause” or terminates his employment for “good reason” within 24 months following a change in control.

[12]	Mr. Hager’s benefit in the SCRPs will become 100% vested upon a change in control.

EMPLOYMENT AGREEMENTS

All of the named executive officers are parties to employment agreements that set out their rights to compensation following their termination under various circumstances.

Rights Upon Termination for Any Reason

Under the employment agreements, regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	unpaid salary through the date of termination;

•	unused vacation pay;

•	bonuses that have already been earned; and

•	amounts otherwise entitled to under our employee benefit plans.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Rights Upon Termination for Death or Disability

The employment agreements provide that if the named executive officer’s employment terminates by reason of death or disability, then, in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements and severance agreement, then in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer. “Aggregate annual compensation” is equal to the sum of:

–	the executive officer’s annual base salary, and

–	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

•

payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

Termination Following a Change in Control

Under the employment agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated “without cause” by us; or

•	terminates his or her employment with us for “good reason,” as each of those terms are defined in the employment agreements;

then, in addition to the items set forth under “Rights Upon Termination for Any Reason” and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and three years of age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

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NAMED EXECUTIVE COMPENSATION (cont’d)

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

–	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

–	no person owns 30% or more of the combined voting securities; and

–	the incumbent Board constitutes at least a majority of the Board after the transaction.

Long-Term Incentive Plan

In the award agreements entered into under our 2005 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan, as amended and restated June 6, 2012, the Compensation Committee is authorized to provide for the acceleration of any unvested portions of any outstanding awards upon a change in control, retirement, disability, death or termination for an approved reason. Award agreements provide for automatic vesting upon a change in control or the death of the executive. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2013, that may be issued under our equity compensation plans:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	6,445,585	$69.35	23,947,790
Equity compensation plans not approved by security holders	-	-	-
Total	6,445,585	$69.12	23,947,790

[1]

Represents shares available for issuance pursuant to awards under the 2009 Long-Term Incentive Plan, as amended and restated June 6, 2012, including 2013 amendment, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights.

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NAMED EXECUTIVE COMPENSATION (cont’d)

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

John A. Hill, Chairperson

John. E. Bethancourt

Robert A. Mosbacher, Jr.

Duane C. Radtke

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on March 31, 2014, except as set forth below:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	23,186,338	[1]	5.7%
Jeffrey Todd Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	21,885,850	[2,3]	5.4%
Michael Kent Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	21,823,798	[2,4]	5.4%
Meredith L. Dreiss 24 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	21,910,984	[2,5]	5.4%

[1]	Pursuant to a Schedule 13G/A filed with the SEC on January 28, 2014, BlackRock, Inc. states that it has sole voting power as to 19,330,426 shares and sole dispositive power as to 23,186,338 shares.

[2]

Pursuant to a Schedule 13D/A filed with the SEC on April 11, 2014 (the “Mitchells’ 13D/A”), Jeffrey Todd Mitchell, Michael Kent Mitchell, and Meredith L. Dreiss (each, a “reporting person”) state that 21,815,034 shares are held by four trusts of which each reporting person serves as one of three co-trustees. Each reporting person has shared voting and dispositive power over the shares held by each trust. Action on behalf of each trust may only be taken with the concurrence of at least two co-trustees.

[3]

Pursuant to the Mitchells’ 13D/A, Jeffrey Todd Mitchell states that he holds 70,816 shares as to which he has sole voting and dispositive power. This holding is in addition to the holdings of the trusts described in footnote 2 above.

[4]

Pursuant to the Mitchells’ 13D/A, Michael Kent Mitchell states that he holds 8,764 shares as to which he has sole voting and dispositive power. This holding is in addition to the holdings of the trusts described in footnote 2 above.

[5]

Pursuant to the Mitchells’ 13D/A, Meredith L. Dreiss states that she holds 95,950 shares as to which she has sole voting and dispositive power. This holding is in addition to the holdings of the trusts described in footnote 2 above.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Security Ownership of Management

The following table sets forth as of March 31, 2014, the number and percentage of shares of our common stock beneficially owned by our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
J. Larry Nichols*	2,195,001	[2]	*	*
John Richels*	1,151,408	[3]	*	*
Darryl G. Smette	360,994	[4]	*	*
David A. Hager	269,124	[5]	*	*
Lyndon C. Taylor	251,540	[6]	*	*
Jeffrey A. Agosta	241,247	[7]	*	*
John A. Hill*	169,050	[8]	*	*
Michael M. Kanovsky*	152,113	[9]	*	*
Mary P. Ricciardello*	38,609	[10]	*	*
Robert A. Mosbacher, Jr.*	36,132	[11]	*	*
Duane C. Radtke*	29,061	[12]	*	*
Robert H. Henry*	19,161	[13]	*	*
Thomas L. Mitchell	17,050	[14]	*	*
Barbara M. Baumann*	1,942	[15]	*	*
John E. Bethancourt*	1,942	[16]	*	*
All of our Directors and executive officers as a group Including those named above (15 persons)	5,524,194	[17]	1.35%

*	Director

**	Less than 1%

[1]	Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of March 31, 2014.

[2]

Includes 1,048,627 shares owned of record by Mr. Nichols, 93,566 shares owned indirectly by Mr. Nichols as Trustee of two family trusts in which he shares voting and investment power, 157,248 shares owned by Mr. Nichols’ spouse, and 895,560 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

[3]	Includes 528,023 shares owned of record by Mr. Richels, and 623,385 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

[4]

Includes 26,219 shares owned of record by Mr. Smette, 129,660 shares owned indirectly by Mr. Smette through a trust in which he shares voting and investment power, 2,635 shares owned by Mr. Smette’s spouse and 202,480 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

[5]	Includes 96,274 shares owned of record by Mr. Hager and 172,850 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

[6]

Includes 25,578 shares owned of record by Mr. Taylor, 56,002 shares owned indirectly through a LLC in which he shares voting and investment power, 1,710 shares held in the Devon Energy Incentive Savings Plan and 168,250 shares that are deemed beneficially owned pursuant to stock options held by Mr. Taylor.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[7]	Includes 75,447 shares owned of record by Mr. Agosta and 165,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Agosta.

[8]

Includes 36,272 shares owned of record by Mr. Hill, 18,478 shares owned by a partnership in which Mr. Hill shares voting and investment power, 93,300 shares owned indirectly by Mr. Hill through a trust in which he shares voting and investment power and 21,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

[9]

Includes 58,881 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 21,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

[10]

Includes 18,661 shares owned of record by Ms. Ricciardello, 148 shares held indirectly through a managed account in which Ms. Ricciardello shares voting and investment power and 18,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

[11]	Includes 24,132 shares owned of record by Mr. Mosbacher and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

[12]	Includes 20,061 shares owned of record by Mr. Radtke and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

[13]	Includes 10,161 shares owned of record by Mr. Henry and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

[14]	Includes 17,050 shares owned of record by Mr. Mitchell.

[15]	Includes 1,942 shares owned of record by Ms. Baumann.

[16]	Includes 1,942 shares owned of record by Mr. Bethancourt.

[17]	Includes 2,700,255 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe that all transactions by reporting persons during 2013 were reported on a timely basis.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning John Richels is set forth under the caption “Election of Directors—Director Nominees.”

David A. Hager, Chief Operating Officer

Mr. Hager, 57, was elected to the position of Chief Operating Officer in June 2013, and has been with the Company since March 2009. He held the position of Executive Vice President Exploration and Production from 2009 until 2013. From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of the Board of Directors. Mr. Hager started in the oil and gas business as a geophysicist with Mobil Corp., and joined Sun Oil in 1981 and remained with the

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NAMED EXECUTIVE COMPENSATION (cont’d)

company when it was renamed Oryx Energy. During his tenure at Oryx he managed new ventures and deepwater projects around the world. Oryx merged with Kerr-McGee in 1999 and while at Kerr-McGee, Mr. Hager managed the company’s worldwide deepwater exploration and production operations then took over all of exploration and production in 2003. He later served as Kerr-McGee’s chief operating officer until it was acquired by Anadarko Corp. in 2006.

Mr. Hager has a Bachelor’s degree in Geophysics from Purdue University and a Master’s degree in Business Administration from Southern Methodist University.

R. Alan Marcum, Executive Vice President Administration

Mr. Marcum, 47, holds the position of Executive Vice President Administration, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He holds a Bachelor’s degree from East Central University, majoring in Accounting and Finance. Mr. Marcum is a Certified Public Accountant and a member of the Oklahoma Society of Certified Public Accountants.

Thomas L. Mitchell, Executive Vice President and Chief Financial Officer

Mr. Mitchell, 54, was named Executive Vice President and Chief Financial Officer effective February 17, 2014. He served as Executive Vice President, Chief Financial Officer and a Director of Midstates Petroleum Company from 2011 until 2013. From 2006 until 2011, he served as Senior Vice President and Chief Financial Officer of Noble Corporation, a contract driller of offshore oil and natural gas wells. He has a Bachelor of Science degree in accounting from Bob Jones University and is a certified public accountant (inactive) in the State of Colorado.

Frank W. Rudolph, Executive Vice President Human Resources

Mr. Rudolph, 57, holds the position of Executive Vice President Human Resources and has been with the Company since 2007. From 2000 until he joined Devon, Mr. Rudolph served as Vice President Human Resources for Banta Corporation, an international printing and supply chain management company. Mr. Rudolph holds a Bachelor’s degree in Administration from Illinois State University and a Master’s degree in Industrial Relations and Management from Loyola University of Chicago.

Darryl G. Smette, Executive Vice President Marketing, Facilities, Pipeline and Supply Chain

Mr. Smette, 66, holds the position of Executive Vice President Marketing, Midstream and Supply Chain and has been with the Company since 1986. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc. Mr. Smette serves on the Board of Directors of Panhandle Oil & Gas Inc. Mr. Smette also is an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. He is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. Mr. Smette holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 55, holds the position of Executive Vice President and General Counsel and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom

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NAMED EXECUTIVE COMPENSATION (cont’d)

LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a Bachelor’s degree in Industrial Engineering from Oklahoma State University and a Juris Doctorate degree from the University of Oklahoma.

Tony D. Vaughn, Executive Vice President Exploration and Production

Mr. Vaughn, 56, holds the position of Executive Vice President of Exploration and Production. Before joining Devon in 1999, Mr. Vaughn spent 12 years with Kerr-McGee Corporation, most recently as Manager of the Rocky Mountain District. Before joining Kerr-McGee, Mr. Vaughn worked as an operations engineer for Amoco Production Company. He holds a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and a Bachelor of Science Degree in Business Management from Oral Roberts University. He is a member of the Society of Petroleum Engineers.

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AGENDA ITEM 3.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2014

The Audit Committee and the Board of Directors have appointed KPMG LLP as our independent auditors for 2014. Representatives of KPMG LLP will be present at the 2014 Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In maintaining its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2015.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent auditors for 2014.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

The Board of Directors’ statement in opposition is set forth below. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Whereas: Devon is a leading energy company engaged in the exploration and production of crude oil and natural gas in North America.

Nearly every national government has recognized the need to address climate change and agreed (under the terms of the UN Framework Convention on Climate Change) that “deep cuts in greenhouse gas (GHG) emissions are required... to hold the increase, in global average temperature below 2 degrees Celsius above pre-industrial levels....”

According to the International Energy Agency (IEA), “no more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2 degree goal, unless carbon capture and storage technology is widely deployed”.

Given the growing international concern about climate change, public actions to reduce GHG emissions significantly could reduce the value the value of Devon’s oil and gas reserves and/or related infrastructure before the end of their expected useful life.

Several recent studies indicate the importance of adequately accounting for and disclosing the downside risks that could result from lower-than-expected demand or prices for oil.

•	A March 2013 research paper by Citigroup stated that market forces could “put in a plateau for global oil demand by the end of this decade.”

•	HSBC reports that the equity valuation of oil producers could drop by 40 to 60 percent under a low emissions scenario.

In its 2012 10K, Devon acknowledged that climate change regulation could reduce demand for its products; however, Devon does not adequately disclose how it factors climate change risks and opportunities into its long-term strategic planning processes.

Investors need additional information on how Devon is preparing for potential scenarios in which demand for oil and gas is greatly reduced due to evolving policy, technology, or consumer responses to address climate change. Without additional disclosure, it is difficult for shareholder to determine whether Devon is adequately managing these risks or seizing related opportunities.

Resolved: Shareholders request that Devon prepare a report by October 2014, omitting proprietary information and prepared at reasonable cost, on the company’s goals and plans to address global concerns regarding the contribution of fossil fuel use to climate change, including analysis of long and short term financial and operational risks to the company.”

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

Supporting Statement: We recommend the report include:

•	The risks and opportunities associated with various low-carbon scenarios, including reducing GHG emissions by 80 percent by 2050, as well as a scenario in which global oil demand declines;

•	How the company’s capital allocation plans account for the risks and opportunities in these scenarios, and how it will manage these risks; and,

•	The Board of Directors’ role in overseeing capital allocation and climate risk reduction strategies.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the preparation of a report on plans to address climate change.

Opposition Statement of the Company:

This proposal requests the Board of Directors to authorize the preparation of a report on the Company’s goals and plans to address global concerns regarding the contribution of fossil fuel use to climate change. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

Our Board of Directors respects our investors’ interests in environmental issues, and we are equally committed to running our business in a socially responsible manner that balances the consideration of environmental issues with creating long-term profitability for the Company and our stockholders.

The Company Has Already Published a Corporate Social Responsibility Report and Provides Extensive Public Disclosures that Disclose Our Plans to Address Concerns Regarding Climate Change and Related Risks

The Company periodically publishes Corporate Social Responsibility (CSR) reports which are publicly available on our website at www.devonenergy.com. The most recent report, the “2011/2012 Corporate Responsibility Report,” provides detailed information directly responsive to the proposal with regard to the Company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, and sets forth several of the Company’s initiatives aimed at producing energy while protecting the environment and reducing our carbon footprint, including:

•

Pioneering new applications and technology to open vast new sources of natural gas, from shale rock formations. Natural gas is increasingly replacing coal and oil as a cheaper, cleaner source of energy. Municipalities and private companies across the United States are switching to fleets of vehicles that run on compressed natural gas, which contains 25 percent less carbon dioxide and up to 97 percent less carbon monoxide than gasoline.

•	Supporting the development of wind, solar, biofuel and other sources of alternative energy.

•

Constantly engaging in research and development, introducing new technologies and upgrading our existing operations to reduce emissions from production. For example, Company initiatives have included the following:

–	Installation of new and improved valves in 700 wells in Wyoming, Oklahoma and Texas that will result in a major reduction in methane emissions, equal to removing more than 13,000 cars from the road.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

–

Introduction of an advanced early production process at several of our sites, allowing the capture of pockets of natural gas that flow to the surface and that would otherwise be flared into the atmosphere.

–

Conducting research into new techniques such as mixing solvents with the steam we inject into oil sands reservoirs. If successful, this program could lead to a reduced need for steam, which would lower fuel consumption and emissions.

–	Experimenting with the use of oxygen-enriched air to help the combustion chambers we use to generate steam burn hotter, thereby allowing us to produce more steam while burning less gas.

–

Developing ways to capture heat energy left over from the gravity drainage process, allowing us to save energy by reducing our demand for electricity from the power grid and reduce greenhouse gas emissions from secondary power generation sources.

The company is in the final stages of completing its fourth edition CSR report for 2013-14. It will be available soon. These reports illustrate Devon’s recognition of issues that are important to many stakeholder groups and the proactive approaches Devon takes to addressing those issues. Communication is a fundamental aspect of corporate social responsibility and the company’s CSR reports are only one example of Devon’s ongoing dialogue with stakeholders. Other CSR communications are offered on Devon’s website, where the company provides information about emissions reduction programs, water conservation initiatives and safety efforts.

Over the past nine years, Devon has participated in the Carbon Disclosure Project’s (CDP) annual survey of emission reduction activities among oil and natural gas producers. It also participates annually in the CDP’s water survey. For more than a decade, the CDP has addressed issues associated with climate change and the protection of natural resources through the collection of corporate data related to emissions and water use. Devon’s responses to these surveys are available through the Carbon Disclosure Project’s website: https://www.cdp.net

While Devon is committed to producing energy in ways that are compatible with the environment and its neighbors, the company is mindful of the critical role it plays in producing the oil and natural gas that our economy, our society, our country and the world depend on. Without fossil fuels, people would lose access to heat, air conditioning, transportation, communications, manufactured goods and any type of physical structures that require energy to build. Without these sources of fossil fuels, life as we know it in the developed world would not be possible.

Devon supports the continued development of alternative sources of energy such as wind, solar, biofuels and other emerging energy technologies. However, the company understands these technologies are still very new in development and several decades away from reaching a level of viability necessary to meeting the world’s growing demand for energy. While alternatives meet a small fraction of the world’s energy needs, oil, natural gas and other fossil fuels are the only energy sources that can fully meet today’s pervasive demand. Devon is dedicated to its role of contributing to those needs through advanced drilling and well completion technologies that are deployed in ways that are friendly to the environment and compatible with our communities.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

Moreover, to the extent that the proposal seeks a report on the long- and short-term financial and operational risks to the Company of climate change efforts, the Company’s Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”) already provides information directly responsive to the proposal. Specifically, the Company’s Form 10-K identifies the following risks and matters:

•

Environmental and Occupational Regulations. We are subject to many federal, state, provincial, tribal and local laws and regulations concerning occupational safety and health as well as the discharge of materials into, and the protection of, the environment. Environmental laws and regulations relate to:

–	assessing the environmental impact of seismic acquisition, drilling or construction activities;

–	the generation, storage, transportation and disposal of waste materials;

–	the emission of certain gases into the atmosphere;

–	the monitoring, abandonment, reclamation and remediation of well and other sites, including sites of former operations; and

–	the development of emergency response and spill contingency plans.

We consider the costs of environmental protection and safety and health compliance necessary yet manageable parts of our business. We have been able to plan for and comply with environmental, safety and health initiatives without materially altering our operating strategy or incurring significant unreimbursed expenditures. However, based on regulatory trends and increasingly stringent laws, our capital expenditures and operating expenses related to the protection of the environment and safety and health compliance have increased over the years and will likely continue to increase. We cannot predict with any reasonable degree of certainty our future exposure concerning such matters,” on page 16 of our Form 10-K.

•

“Oil, Gas and NGL Prices are Volatile. Our financial results are highly dependent on the general supply and demand for oil, gas and NGLs, which impact the prices we ultimately realize on our sales of these commodities. A significant downward movement of the prices for these commodities could have a material adverse effect on our revenues, operating cash flows and profitability. Such a downward price movement could also have a material adverse effect on our estimated proved reserves, the carrying value of our oil and gas properties, the level of planned drilling activities and future growth. Historically, market prices and our realized prices have been volatile and are likely to continue to be volatile in the future due to numerous factors beyond our control. These factors include, but are not limited to:

–	supply of and consumer demand for oil, gas and NGLs;

–	conservation efforts;

–	OPEC production levels;

–	weather;

–	regional pricing differentials;

–	differing quality of oil produced (i.e., sweet crude versus heavy or sour crude);

–	differing quality and NGL content of gas produced;

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

–	the level of imports and exports of oil, gas and NGLs;

–	the price and availability of alternative fuels;

–	the overall economic environment; and

–	governmental regulations and taxes,”

on page 17 of our Form 10-K.

•

“Public Policy, Which Includes Laws, Rules and Regulations, Can Change. Our operations are generally subject to federal laws, rules and regulations in the United States and Canada. In addition, we are also subject to the laws and regulations of various states, provinces, tribal and local governments. Pursuant to public policy changes, numerous government departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which require substantial compliance costs and carry substantial penalties for failure to comply. Changes in such public policy have affected, and at times in the future could affect, our operations. Political developments can restrict production levels, enact price controls, change environmental protection requirements, and increase taxes, royalties and other amounts payable to governments or governmental agencies. Existing laws and regulations can also require us to incur substantial costs to maintain regulatory compliance. Our operating and other compliance costs could increase further if existing laws and regulations are revised or reinterpreted or if new laws and regulations become applicable to our operations. Although we are unable to predict changes to existing laws and regulations, such changes could significantly impact our profitability, financial condition and liquidity, particularly changes related to hydraulic fracturing, income taxes and climate change as discussed below.

* * *

Climate Change—Policymakers in the United States and Canada are increasingly focusing on whether the emissions of greenhouse gases, such as carbon dioxide and methane, are contributing to harmful climatic changes. Policymakers at both the United States federal and state levels have introduced legislation and proposed new regulations that are designed to quantify and limit the emission of greenhouse gases through inventories, limitations and/or taxes on greenhouse gas emissions. Legislative initiatives and discussions to date have focused on the development of cap-and-trade and/or carbon tax programs. A cap-and-trade program generally would cap overall greenhouse gas emissions on an economy-wide basis and require major sources of greenhouse gas emissions or major fuel producers to acquire and surrender emission allowances. Cap-and-trade programs could be relevant to us and our operations in several ways. First, the equipment we use to explore for, develop, produce and process oil and natural gas emits greenhouse gases. We could therefore be subject to caps, and penalties if emissions exceeded the caps. Second, the combustion of carbon-based fuels, such as the oil, gas and NGLs we sell, emits carbon dioxide and other greenhouse gases. Therefore, demand for our products could be reduced by imposition of caps and penalties on our customers. Carbon taxes could likewise affect us by being based on emissions from our equipment and/or emissions resulting from use of our products by our customers. Of overriding significance would be the point of regulation or taxation. Application of caps or taxes on companies such as Devon, based on carbon content of produced oil and gas volumes rather than on consumer emissions, could lead to penalties, fees or tax assessments for which there are no mechanisms to pass them through the distribution and consumption chain where

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

fuel use or conservation choices are made. Moreover, because oil and natural gas are used as chemical feedstocks and not solely as fossil fuel, applying a carbon tax to oil and gas at the production stage would be excessive with respect to actual carbon emissions from petroleum fuels,” on pages 19-20 of our Form 10-K.

•

“Environmental Matters and Costs Can Be Significant. As an owner, lessee or operator of oil and gas properties, we are subject to various federal, state, provincial, tribal and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from our operations in affected areas. Any future environmental costs of fulfilling our commitments to the environment are uncertain and will be governed by several factors, including future changes to regulatory requirements. There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our operations and profitability,” on page 20 of our Form 10-K.

Significant Aspects of the Proposal Have Already Been Implemented Through Compliance with Applicable Laws and Regulations

The Company is engaged in a highly regulated business, as detailed on pages 14-16 and 19-20 of the Form 10-K. We are also subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC. The proposal requests that we provide an “analysis of long and short term financial and operational risks to the company” related to “global concerns regarding the contribution of fossil fuel use to climate change.” Among other disclosure requirements, SEC Regulation S-K, Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors) require the Company to provide disclosure in its public filings with the SEC that covers significant aspects of the information requested in the proposal. In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010), the SEC underscored the possible need to include climate change disclosure to the Regulation S-K items referenced above. Indeed, the “Climate Change” item in the Risk Factors section of our Form 10-K, which is quoted above, discussed the potential effects of climate change on our operations as a result of taxation, regulation and decreased demand for carbon-based fuels. Additionally, pursuant to Item 101 of Regulation S-K, the “Business and Properties” section of our Form 10-K specifically discloses that “[w]e have been able to plan for and comply with environmental . . . initiatives without materially altering our operating strategy or incurring significant unreimbursed expenditures,” and that while we cannot predict our future exposure to such matters with any reasonable degree of certainty, “our capital expenditures and operating expenses related to the protection of the environment . . . have increased over the years and will likely continue to increase.” The report of LaRoche Petroleum Consultants, which we attach as an exhibit to our Form 10-K, examines our estimates of future net cash flow and makes clear that “future changes in taxation affecting oil and gas regulations may significantly affect the ability of Devon to operate and produce oil and gas at the projected levels.” In sum, the Company has already addressed and publicly disclosed in its SEC filings information addressing significant aspects of the report sought by the proposal.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

The Proposal is Overreaching, Unlikely to be Implemented at a Reasonable Cost and Requires a Report Addressing Issues Outside Our Experience and Purpose

Portions of the proposal request the Company consider matters far beyond its business and markets – “a report. . . on the company’s goals and plans to address global concerns regarding the contribution of fossil fuel use to climate change”—and “long and short term … risks” (Emphasis added). The Company engages in the exploration, development and production of oil and natural gas, and has no particular experience enabling it to assess global concerns or the risks of fossil fuels generally and their contribution to climate change as stated in the proposal. Further, the proposal’s request for an analysis of long- and short-term financial and operational risks to the Company of fossil fuels and their contribution to climate change is so vague, the Company would not be able to determine with any reasonable certainty what such financial and operational risks are, as a whole. In sum, the proposal requests that the Company provide a report on matters unrelated to its business and involving societal concerns that are vague and beyond the scope of its business and experience.

Finally, we believe that the proposal would require the Company to engage in pure speculation on a variety of matters outside of its control, including undefined “global concerns,” “the risks and opportunities associated with various low-carbon scenarios” and “a scenario in which global oil demand declines”. By way of comparison, SEC regulations that mandate how reserves are valued and how risks related to those reserves must be disclosed require that undeveloped proved reserves must have a plan to be developed within the next five (5) years. In contrast, the proposal would have us consider risks and opportunities related not only to undeveloped proved reserves, but unproved reserves and theoretical future reserves stretching out to at least 2050. We do not see any clear path, let alone one involving only “reasonable cost,” for creating “various low-carbon scenarios” based on what political bodies such as the United States Congress, state legislatures or foreign governments may do so far in the future, nor to predict future administrative actions or the validity of future administrative actions regarding climate change and fossil fuels. We do not believe it to be in the stockholders’ best interests to expend corporate funds and time engaging in such varied speculative scenarios.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the preparation of a report on plans to address climate change.

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

The Board of Directors’ statement in opposition is set forth below. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately stockholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of stockholders and long- term value.

Resolved, the stockholders of Devon Energy Corporation (“Devon”) request the Board authorize the preparation of a report, updated annually, disclosing:

l.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Devon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Devon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Devon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company’s website.”

Supporting Statement:

As stockholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Devon is listed as a member of the National Association of Manufacturers and American Petroleum Institute, which spent approximately

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY (cont’d)

$16.48 million lobbying in 2012. Devon does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Devon’s long-term interests.

Devon spent approximately $2.04 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). This figure does not include expenditures to influence legislation in states. Devon lobbies at the state level, using the services of at least 7 lobbyists in 5 states in 2012 (followthemoney.org). Devon does not disclose membership in, or contributions to, tax-exempt organizations that write and endorse model legislation, such as its membership in and contributions to the American Legislative Exchange Council (ALEC). More than 50 companies including Entergy and EnergySolutions, have publicly left ALEC because their business objectives and values did not align with ALEC’s activities.

We encourage our Board to require comprehensive disclosure related to its direct, indirect, and grassroots lobbying.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report disclosing lobbying policy and activity.

Opposition Statement of the Company:

This proposal requests the Board of Directors to authorize the preparation of a report disclosing the Company’s lobbying policies, procedures and practices. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors believes that the Company’s current disclosures regarding lobbying practices and procedures are significant, adequate and accessible. The Board of Directors agrees with the stockholder proponents regarding the importance of transparency and accountability with respect to use of corporate funds. However, we currently provide extensive disclosures regarding our lobbying practices and policies.

Nearly six years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

All lobbying activities conducted by the Company and its employees must comply with applicable law and our “Code of Business Conduct and Ethics,” which is available through our corporate website at www.devonenergy.com. Devon has adopted a Political Contributions and Activities Policy, which is

83	Commitment Runs Deep

AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY (cont’d)

included in our “Code of Business Conduct and Ethics,” that sets forth the general requirements for the lobbying activities of Devon. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures.

Given our current policies and level of disclosure with respect to lobbying activities, the Board of Directors believes that the proposal is unnecessary. The Board of Directors also believes that additional disclosures with respect to lobbying practices would not provide useful information to our stockholders. As evidenced by the proponent’s supporting statement, information concerning our lobbying activities is already available.

We do not directly influence how the trade associations to which we contribute spend monies for lobbying purposes, nor is lobbying our primary purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

The Board of Directors believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance, resulting in the waste of valuable time and corporate resources tracking immaterial activity without materially altering the publicly available disclosure that currently exists. Furthermore, by mandating the disclosure of certain trade association dues, adoption of the proposed policy may require the disclosure of proprietary information, which could raise other potential competitive and business-related concerns. The Board of Directors believes that our current disclosure, along with our process described above, is appropriate and in the best interest of the Company and our stockholders.

Finally, the Board of Directors opposes this resolution because many aspects of the proposal are vague or unworkable and may create confusion. For example, the definition of lobbying and the payments that would be considered lobbying-related vary from jurisdiction to jurisdiction and could include employee salaries, office rent, certain charitable contributions and employee travel expenses. Consequently, any listing of lobbying-related payments would be inconsistent and potentially confusing, because a particular payment may be considered “lobbying-related” in one jurisdiction but not in another.

In summary, this proposal seeks to impose requirements that are not required by law and are not standard among other companies. We already comply with existing regulations on disclosure and reporting of lobbying activities, which reports are publicly available to our stockholders. We believe that preparing and publishing the additional information requested by this proposal would result in an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report disclosing lobbying policy and activity.

84	Commitment Runs Deep

AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

The Board of Directors’ statement in opposition is set forth below. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Whereas: The Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, confirmed in 2013 that warming of the climate is unequivocal and human influence is the dominant cause. Recent extreme weather events have caused significant loss of life and billions of dollars of damage. Many investors are deeply concerned about existing and future effects of climate change on society and business.

The IPCC estimates that a 50% reduction in greenhouse gas emissions globally is needed by 2050 (from 1990 levels) to stabilize global temperatures, entailing a U.S. target reduction of 80%.

Urgent action is needed to achieve the required emissions reduction. We believe the U.S. Congress, Administration as well as States and cities, must enact and enforce strong legislation and regulations to mitigate and adapt to climate change, reduce our use of fossil fuels and move us to a renewable energy future.

Accordingly, we believe companies in the energy sector should review and update their public policy positions related to climate change.

The public perception is that business often opposes laws and regulations addressing climate change or renewable energy. For example, in 2009, when Congress debated comprehensive climate change legislation, oil, gas and electric utilities spent more than $300 million on lobbying. (Opensecrets.org)

Consequently, company political spending and lobbying on energy policy, including through third parties, are increasingly scrutinized. For example, investors question company public policy advocacy through the U.S. Chamber of Commerce, which often obstructs progress on climate-related legislation.

Investors have asked hundreds of companies to disclose their political spending and lobbying policies and over 125 S&P 500 companies now make such disclosures.

Over 500 forward looking businesses such as General Motors, Microsoft, Nike and Unilever, signed the Climate Declaration that supports the need for legislation and states, ‘Tackling Climate Change is one of America’s greatest economic opportunities of the 21st Century.’

Resolved: Shareholders request that independent Board members commission a comprehensive review of Devon’s positions, oversight and processes, including political and lobbying expenditures,

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

related to public policy advocacy on energy policy and climate change. This would include an analysis of political advocacy and lobbying activities, including indirect support through trade associations, think tanks and other nonprofit organizations. Shareholders also request the company to prepare (at reasonable cost and omitting confidential information) and make available by September, 2014 a report describing the completed review.”

Supporting Statement:

We recommend that this review include:

•	Whether your current company positions on climate legislation and regulation are consistent with the reductions deemed necessary by the IPCC;

•	Board oversight of your company’s public policy advocacy on climate;

•

Direct and indirect expenditures (including dues and special payments) for political contributions, lobbying, issue ads or other expenditures designed to influence elections, ballot initiatives or legislation related to climate change;

•	Engagements with climate scientists and other stakeholders involved in climate policy discussions;

•	Proposed actions to be taken as a result of the review.

The Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying activities related to energy policy and climate change.

Opposition Statement of the Company:

This proposal requests the Board of Directors to commission a review of the Company’s positions, oversight and processes, including political and lobbying expenditures, related to public policy advocacy on energy policy and climate change, and to authorize the preparation of a report describing such review. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We are committed to conducting our business lawfully, ethically and in a socially and environmentally responsible manner. We also believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors agrees with the stockholder proponents regarding the importance of reducing greenhouse gas emissions. However, the Board of Directors believes that the Company’s current positions and processes regarding public policy advocacy are significant, adequate and accessible, and we currently provide extensive disclosures regarding our lobbying practices and policies.

Our policies relating to environmental stewardship are available on our corporate website at www.devonenergy.com. As set forth in the Company’s Environmental, Health and Safety Philosophy, we are committed to understanding our relationship to the environment, preventing pollution and reducing greenhouse gas emission intensity through energy efficiency improvements and by employing economically feasible reduction technologies.

All lobbying activities conducted by the Company and its employees must comply with applicable law and our “Code of Business Conduct and Ethics,” which is also available through our corporate website. Devon has adopted a Political Contributions and Activities Policy, which is included in our “Code of Business Conduct and Ethics,” that sets forth the general requirements for the lobbying

86	Commitment Runs Deep

AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

activities of Devon. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures.

Moreover, the Company already makes extensive disclosure relating to its lobbying activity. Nearly six years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and

http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

Given our current policies and level of disclosure with respect to lobbying activities, the Board of Directors believes that the proposal is unnecessary. The Board of Directors also believes that additional disclosures would not provide useful information to our stockholders. Information concerning our lobbying activities is already available.

We do not directly influence how the trade associations to which we contribute spend monies for lobbying purposes, nor is lobbying our primary purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

The Board of Directors believes that the Company’s current positions and processes related to public policy advocacy are appropriate and easily accessible. The Board of Directors also believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance, resulting in the waste of valuable time and corporate resources performing a comprehensive review of the Company’s public policy advocacy position relating to energy and climate change, and tracking immaterial activity without materially altering the publicly available disclosure that currently exists. The Board of Directors believes that our current policies and disclosures, along with our process described above, are appropriate and in the best interest of the Company and our stockholders.

In summary, our policies and procedures in these areas are well established and readily accessible. Reports concerning the Company’s lobbying activities are publicly available to our stockholders. We believe the review requested by this proposal and the preparation and publication of a report would result in an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, the Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying activities related to energy policy and climate change.

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SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2015 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 23, 2014. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2015 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2015 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or email: CorporateSecretary@dvn.com between February 4, 2015 and March 6, 2015 in order to be considered timely, and must otherwise comply with the provisions of our Bylaws.

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OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Oklahoma City, Oklahoma April 22, 2014	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

89	Commitment Runs Deep

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, OK 73102

(405)235-3611

www.devonenergy.com

DEVON
DEVON ENERGY CORPORATION
333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102
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M73904-P48296-Z62505
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DEVON ENERGY CORPORATION The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.
1. Election of Directors
Nominees:
01) Barbara M. Baumann
02) John E. Bethancourt
03) Robert H. Henry
04) John A. Hill
05) Michael M. Kanovsky
06) Robert A. Mosbacher, Jr.
07) J. Larry Nichols
08) Duane C. Radtke
09) Mary P. Ricciardello
10) John Richels
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To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” Agenda Item 2.
2. Advisory Vote to Approve Executive Compensation.
The Board of Directors recommends a vote “FOR” Agenda Item 3.
3. Ratify the appointment of the Company’s Independent Auditors for 2014.
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The Board of Directors recommends a vote “AGAINST” Agenda Item 5.
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The Board of Directors recommends a vote “AGAINST” Agenda Item 4.
4. Report on Plans to Address Climate Change.
5. Report Disclosing Lobbying Policy and Activity.
The Board of Directors recommends a vote “AGAINST” Agenda Item 6.
6. Report on Lobbying Activities Related to Energy Policy and Climate Change.
7. OTHER MATTERS: In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.
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Notice and Proxy Statement
Annual Report on Form 10-K
M73905-P48296-Z62505
DEVON ENERGY CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Carla D. Brockman with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 4, 2014, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3, and recommends a vote “AGAINST” Items 4, 5 and 6 as set forth on the reverse side.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
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